Exhibit 10.1

$500,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of March 29, 2007

among

PUGET SOUND ENERGY, INC.,

VARIOUS FINANCIAL INSTITUTIONS,

and

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Swingline Lender and an LC Issuer,

CITIBANK, N.A., as Syndication Agent,

JP MORGAN CHASE BANK, KEYBANK NATIONAL ASSOCIATION
and UNION BANK OF CALIFORNIA, N.A.,
as Co-Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC,
as Co-Lead Arranger and Joint Book Runner

and

CITIGROUP GLOBAL MARKETS INC.,
as Co-Lead Arranger and Joint Book Runner

Schedule 1: Pricing Schedule
Schedule 2: Commitments
Schedule 5.10: Financial Statements
Schedule 5.13: Subsidiaries
Schedule 6.10: Existing Liens
Schedule 6.15: Existing Investments

Exhibit A:  Revolving Note
Exhibit B:  Borrowing Notice
Exhibit C:  Conversion/Continuation Notice
Exhibit D:  Compliance Certificate
Exhibit E:  Assignment and Assumption
Exhibit F:  Account Designation Letter
Exhibit G:  Swingline Note

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement dated as of March 29, 2007 is by and among Puget Sound Energy, Inc., a Washington corporation, the Lenders, and Wachovia Bank, National Association, a national banking association having its principal office in Charlotte, North Carolina, as Swingline Lender, as an LC Issuer and as Administrative Agent. The parties hereto agree as follows:

RECITALS

A. The Borrower, the Lenders and Wachovia Bank, National Association, as Administrative Agent and LC Issuer, entered into that certain Credit Agreement dated as of March 24, 2005, pursuant to which the Lenders agreed to extend certain credit facilities to the Borrower (“Original Agreement”).

B. The parties desire to amend and restate the Original Agreement in its entirety on the terms and subject to the conditions set forth in this Agreement.

ARTICLE 1
DEFINITIONS

1.1 Defined Terms. As used in this Agreement:

“Account Designation Letter” means the Notice of Account Designation Letter dated the Closing Date from the Borrower to the Administrative Agent in substantially the form attached hereto as Exhibit F.

“Acquisition” means any transaction, or series of related transactions, consummated on or after the date hereof by which the Borrower and/or any of its Subsidiaries directly or indirectly (i) acquires any ongoing business or all or substantially all of the assets of any Person (or a division thereof) engaged in any ongoing business, whether through a purchase of assets, a merger or otherwise, (ii) acquires control of securities of a Person engaged in an ongoing business representing more than 50% of the ordinary voting power for the election of directors or other governing position if the business affairs of such Person are managed by a board of directors or other governing body or (iii) acquires control of more than 50% of the ownership interest in any partnership, joint venture, limited liability company, business trust or other Person engaged in an ongoing business that is not managed by a board of directors or other governing body.

“Administrative Agent” means Wachovia in its capacity as contractual representative of the Lenders pursuant to Article 10, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 10.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposures of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Agreement Accounting Principles” means generally accepted accounting principles in the United States as in effect from time to time.

“Alternate Base Rate” means, for any day, a rate of interest per annum equal to the higher of (i) the Reference Rate for such day and (ii) the sum of the Federal Funds Effective Rate for such day plus 0.5% per annum.

“Applicable Commitment Fee Rate” means the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

“Applicable Utilization Fee Rate” means the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

“Applicable Eurodollar Margin” means, with respect to Eurodollar Loans, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

“Applicable LC Fee Rate” means, the applicable percentage rate per annum determined from time to time in accordance with the Pricing Schedule.

“Arrangers” means, collectively, Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., a New York corporation in their capacity as Co-Lead Arrangers and Joint Book Runners.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Treasurer or any Assistant Treasurer of the Borrower, acting singly.

“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Benefit Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Borrower” means Puget Sound Energy, Inc., a Washington corporation.

“Borrowing Date” means a date on which a Loan is made hereunder.

“Borrowing Notice” is defined in Section 2.2.3.

“Business Day” means (i) with respect to any borrowing or payment of, or rate selection for, Eurodollar Loans, a day (other than a Saturday or Sunday) on which banks generally are open in North Carolina and New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in U.S. dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in North Carolina and New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Change” is defined in Section 3.2.

“Change in Control” means the acquisition, directly or indirectly, by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934) of 20% or more (by number of votes) of the outstanding shares of voting stock of the Borrower.

“Closing Date” means the date on which this Agreement becomes effective pursuant to Section 4.1.

“Code” means the Internal Revenue Code of 1986.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and to participate in Swingline Loans made to the Borrower and Facility LCs issued upon the application of the Borrower, in an aggregate amount not exceeding the amount set forth opposite such Lender’s name on Schedule 2 or as set forth in any Lender Assignment relating to any assignment that has become effective pursuant to Section 12.3.3, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Fee” is defined in Section 2.4.1.

“Consolidated Indebtedness” means at any time all Indebtedness of the Borrower and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including any comfort letter, operating agreement, application for a Letter of Credit or the obligations of any such Person as general partner of a partnership with respect to the liabilities of the partnership.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.2.4.

“Credit Extension” means the making of a Revolving Loan, Swingline Loan or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for a Loan or the issuance date for a Facility LC.

“Default” means an event described in Article 7.

“Environmental Laws” means any and all federal, state, local and foreign laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into or onto surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any other Person, including a Subsidiary or other Affiliate of such first Person, that is a member of any group of organizations within the meaning of Section 414(b), (c), (m) or (o) of the Code of which such first Person is a member.

“Eurodollar Base Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable British Bankers Association Libor Rate for deposits in U.S. dollars appearing on page 3750 of the Moneyline Telerate screen as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that (i) if page 3750 of the Moneyline Telerate screen is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers Association Libor Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers Association Libor Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Wachovia or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of Wachovia’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Loan for the relevant Interest Period, the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (i) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall pre-tax net or gross income, and franchise taxes imposed on it by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located; provided that any withholding taxes imposed by the United States of America on amounts payable by the Borrower under this Agreement or any other Loan Document shall not in any case be considered “Excluded Taxes.”

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Extension Request” is defined in Section 2.17.

“Facility LC” is defined in Section 2.16.1.

“Facility LC Application” is defined in Section 2.16.3.

“Facility Termination Date” means April 4, 2012, any later date as may be specified as the Facility Termination Date in accordance with Section 2.17 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Fee Letter” means the letter agreement dated March 9, 2007 between the Borrower and the Administrative Agent concerning up-front fees payable to the Lenders.

“Floating Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the Alternate Base Rate.

“FRB” means the Board of Governors of the Federal Reserve System.

“Governmental Approval” means any authorization, consent, approval, license or exception of, registration or filing with, or report or notice to, any governmental unit.

“Hybrid Securities” means (a) the outstanding principal amount of 8.231% subordinated debentures due June 1, 2027 issued by the Borrower on June 6, 1997 and purchased with the proceeds of trust preferred securities, (b) the outstanding principal amount of other subordinated debentures issued by the Borrower and purchased with the proceeds of trust preferred securities that are similar in structure to this described in clause (a), and (c) any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years at the time issued by the Borrower, or any business trusts, limited liability companies, limited partnerships (or similar entities) (i) all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, as the case may be, and (B) payments made form time to time on subordinated debt.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, bankers’ acceptances, or other instruments, (v) obligations to purchase accounts, securities or other Property arising out of or in connection with the sale of the same or substantially similar accounts, securities or Property, (vi) Capitalized Lease Obligations, (vii) other obligations for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person, (viii) net liabilities under interest-rate swap, exchange, cap and other such agreements, (ix) Synthetic Lease Obligations (excluding any such obligations existing on the date hereof pursuant to the Borrower’s lease of two combustion turbines for its Fredonia 3 and 4 electric generating facility), (x) obligations in connection with other transactions (excluding any lease that is treated as an operating lease under Agreement Accounting Principles) which are the functional equivalent, or take the place, of borrowing but which do not constitute a liability on the consolidated balance sheet of such Person and (xi) Contingent Obligations; provided that, except for purposes of Section 7.5, the following shall not constitute “Indebtedness”: (a) obligations with respect to Hybrid Securities; (b) obligations arising under Qualified Receivables Transactions; (c) obligations with respect to preferred stock of the Borrower outstanding on the date hereof; and (d) obligations with respect to preferred stock of the Borrower issued after the date hereof that is Subordinated.

“Interest Period” means, with respect to a Eurodollar Loan, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement. Each Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter; provided that, if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, further that, if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” means (i) any loan, advance (other than any commission, travel or similar advance to an officer or employee made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital; (ii) any stock, bond, mutual fund, partnership interest, note, debenture or other such interest; (iii) any deposit account or certificate of deposit; and (iv) any structured note, derivative financial instrument or other such instrument or contract.

“LC Fee” is defined in Section 2.16.4.

“LC Fronting Fee” is defined in Section 2.16.4.

“LC Issuer” means either Wachovia or another Lender selected by the Borrower to be another issuer of Facility LCs (or any Affiliate of either such Person designated thereby), in each case in its capacity as issuer of one or more Facility LCs hereunder, as selected by the Borrower in its sole discretion with respect to each Facility LC requested by the Borrower.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the maximum aggregate undrawn amount of all Facility LCs outstanding at such time, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at such time.

“LC Payment Date” is defined in Section 2.16.5.

“Lender Assignment” is defined in Section 12.3.1.

“Lenders” means the lending institutions listed on the signature pages of this Agreement, including Wachovia and any other Lender selected by the Borrower to issue Facility LCs, if any, in their capacities as LC Issuers.

“Lending Installation” means, with respect to a Lender, the Swingline Lender, an LC Issuer or the Administrative Agent, the office, branch or Affiliate of such Lender, Swingline Lender or LC Issuer or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender, Swingline Lender or LC Issuer or the Administrative Agent pursuant to Section 2.14.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR Market Index Rate Loan” means a Loan which, except as otherwise provided in Section 2.8, bears interest by reference to the LIBOR Market Index Rate.

“LIBOR Market Index Rate” means, for any day, the 30-day rate of interest per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by the Administrative Agent from another recognized source or interbank quotation), or another rate as agreed to by the Administrative Agent and the Borrower.

“Lien” means any lien (statutory or other), mortgage, security interest, pledge, hypothecation, assignment for security, deposit arrangement, encumbrance, preference, priority or other preferential arrangement of any kind or nature whatsoever (including the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title-retention agreement).

“Loan” means any Revolving Loan or Swingline Loan.

“Loan Documents” means this Agreement, each Note issued pursuant to Section 2.10, each Facility LC Application and the Fee Letter.

“Mandatory Borrowing” is defined in Section 2.18.2.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability of any of the Loan Documents with respect to and against the Borrower.

“Material Indebtedness” is defined in Section 7.5.

“Modify” and “Modification” are defined in Section 2.16.1.

“Mortgages” means, collectively, (i) the First and Refunding Mortgage dated as of June 2, 1924 issued by the Borrower (as successor to Puget Sound Power & Light Company) in favor of U.S. Bank National Association (as successor to State Street Bank and Trust Company, as successor to Old Colony Trust Company), as trustee, and (ii) the Indenture of First Mortgage dated as of April 1, 1957 issued by the Borrower (as successor to Puget Sound Power & Light Company) in favor of BNY Midwest Trust Company (as successor to Harris Trust and Savings Bank), as trustee.

“Multiemployer Benefit Plan” means a Benefit Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Worth” means the Borrower’s consolidated shareholders’ equity.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Notes” means, collectively, the Revolving Notes and the Swingline Note.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, the Swingline Lender or any LC Issuer or any indemnified party arising under the Loan Documents.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Original Agreement” is defined in Recital A.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time plus (ii) an amount equal to its Pro Rata Share of the LC Obligations and Swingline Loans at such time.

“Participants” is defined in Section 12.2.1.

“Patriot Act” is defined in Section 9.16.

“Payment Date” means the last day of each calendar quarter.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Acquisition” means an Acquisition (i) that has been recommended or approved by the board of directors or other governing body of the Person that is the object of such Acquisition, (ii) that occurs when no Default or Unmatured Default exists, (iii) after giving effect to which (a) no Default or Unmatured Default will exist and (b) the Borrower will be in pro forma compliance with the financial covenant set forth in Section 6.11 (assuming that such Acquisition had occurred on the last day of the fiscal quarter most recently ended from the date that is one year prior to the date of such Acquisition), and (iv) that is of a Person in the same general line of business as the Borrower and its Subsidiaries.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Borrower or any member of the Controlled Group may have any liability.

“Pricing Schedule” means Schedule 1.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person (including equity interests in other Persons), and any and all other assets owned, leased or operated by such Person, including any interest in any of the foregoing.

“Pro Rata Share” means, with respect to a Lender, a percentage equal to such Lender’s Commitment divided by the Aggregate Commitment.

“Purchasers” is defined in Section 12.3.1.

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Borrower or any Subsidiary pursuant to which the Borrower or any Subsidiary may sell, convey, pledge or otherwise transfer to a newly-formed Subsidiary or other special purpose entity, or any other Person, any accounts receivable (including chattel paper, instruments and general intangibles) or notes receivable and the rights and certain other property related thereto; provided that the Receivables Transaction Attributed Indebtedness incurred in all such transactions or series of transactions does not exceed $200,000,000 at any time outstanding. For the avoidance of doubt, the transactions contemplated by the Loan and Servicing Agreement dated as of December 20, 2005 by and among PSE Funding, Inc., the Borrower, as servicer, the purchasers party thereto from time to time and JPMorgan Chase Bank, N.A., as program agent, shall constitute a “Qualified Receivables Transaction.”

“Receivables Transaction Attributed Indebtedness” means, with respect to any Qualified Receivables Transaction on any date of determination, the unrecovered purchase price on such date of all assets sold, conveyed, pledged or otherwise transferred by the Borrower or any Subsidiary to the third-party conduit entity or other receivables credit provider under such Qualified Receivables Transaction.

“Reference Rate” means the variable rate of interest per annum established by Wachovia from time to time as its “reference rate.” Such “reference rate” is set by Wachovia as a general reference rate of interest, taking into account such factors as Wachovia may deem appropriate, it being understood that many of Wachovia’s commercial or other loans are priced in relation to such rate, that it is not necessarily the lowest or best rate actually charged to any customer and that Wachovia may make various commercial or other loans at rates of interest having no relationship to such rate. For purposes of this Agreement, each change in the Reference Rate shall be effective as of the opening of business on the date announced as the effective date of any change in such “reference rate.”

“Regulation D” means Regulation D of the FRB as from time to time in effect and any other regulation or official interpretation of the FRB relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any other regulation or official interpretation of the FRB relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.16 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan excluding such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, established by the FRB to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

“Response Date” is defined in Section 2.17.

“Revolving Loan” means, with respect to a Lender, any loan made by such Lender pursuant to Section 2.2 (or in the case of a loan made pursuant to Section 2.2.4, any conversion or continuation thereof).

“Revolving Note” means a promissory note, substantially in the form of Exhibit A, issued at the request of a Lender pursuant to Section 2.10 to evidence its Revolving Loans.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (i) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time, or (ii) (a) an agency of the government of a Sanctioned Country, (b) an organization controlled by a Sanctioned Country, or (c) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Schedule” refers to a schedule to this Agreement, unless another document is specifically referenced.

“SEC” means the Securities and Exchange Commission.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Significant Subsidiary” means a “significant subsidiary” (as defined in Regulation S-X of the SEC) of the Borrower.

“Subordinated” means, with respect to any debt or equity securities or other instruments of any sort, that the principal or equivalent thereof is not required to be paid in whole or in part, and after the occurrence of any event of any type described in Section 7.6 or 7.7 cannot be paid in whole or in part, unless and until the Obligations (including the obligation to provide cash collateral pursuant to the last sentence of Section 2.16.1) have been paid in full and the Commitments have terminated.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities of which having ordinary voting power shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests of which having ordinary voting power shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Substantial Portion” means, with respect to a Person and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of such Person and its Subsidiaries as would be shown in the consolidated financial statements of such Person and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made, or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of such Person and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Swingline Committed Amount” is defined in Section 2.10.

“Swingline Lender” means Wachovia Bank, National Association.

“Swingline Loan” means, with respect to the Swingline Lender, any loan made by the Swingline Lender pursuant to Section 2.18.

“Swingline Note” means a promissory note, substantially in the form of Exhibit G, issued to the Swingline Lender pursuant to Section 2.10 to evidence its Swingline Loans.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic, off-balance-sheet or tax-retention lease or (ii) any other agreement (excluding any lease that is treated as an operating lease under Agreement Accounting Principles) for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but that, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Tax-Free Debt” means Indebtedness of the Borrower to a state, territory or possession of the United States or any political subdivision thereof issued in a transaction in which such state, territory, possession or political subdivision issued obligations the interest on which is excludable from gross income pursuant to the provisions of Section 103 of the Code (or similar provisions), as in effect at the time of issuance of such obligations, and debt to a bank issuing a Letter of Credit with respect to the principal of or interest on such obligations.

“Term Out Maturity Date” is defined in Section 2.1.3.

“Total Capitalization” means, at any time, the sum of the following for the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with Agreement Accounting Principles (without duplication and excluding minority interests in Subsidiaries):

(i) Net Worth; plus

(ii) the aggregate obligations of the Borrower with respect to the Hybrid Securities; plus

(iii) the aggregate obligations of the Borrower with respect to any preferred stock of the Borrower, including any preferred stock subject to mandatory redemption; plus

(iv) the aggregate outstanding principal amount of all Consolidated Indebtedness.

“Type” means with respect to any Loan, its nature as a Floating Rate Loan, a Eurodollar Loan or a LIBOR Market Index Rate Loan.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Utilization Fee” is defined in Section 2.4.1.

“Wachovia” means Wachovia Bank, National Association, a national banking association.

1.2 Terms Generally.The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context requires, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restriction on such amendments, restatements, supplements or modifications set forth in any Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth in any Loan Document), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) any reference herein to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, restated, replaced or otherwise modified from time to time, and (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3 Accounting Terms.Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with Agreement Accounting Principles; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in Agreement Accounting Principles or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in Agreement Accounting Principles or the application thereof, then such provision shall be interpreted on the basis of Agreement Accounting Principles as in effect and applied immediately before the effective date of such change, until such notice is withdrawn or such provision is amended in accordance herewith.

ARTICLE 2
THE CREDITS

2.1 Facility. From and including the Closing Date to but excluding the Facility Termination Date, (a) each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrower, (ii) participate in Facility LCs issued upon the request of the Borrower and (iii) participate in Swingline Loans made upon the request of the Borrower; (b) each LC Issuer severally agrees to issue Facility LCs on the terms and conditions set forth in this Agreement; and (c) the Swingline Lender agrees to make Swingline Loans to the Borrower on the terms and conditions set forth in this Agreement.

2.1.1 Amount of Facility. In no event may the Aggregate Outstanding Credit Exposure exceed the Aggregate Commitment.

2.1.2 Availability of Facility. Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow hereunder at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire on the Facility Termination Date.

2.1.3 Repayment of Facility.

(i) Subject to clause (ii) below, the Aggregate Outstanding Credit Exposure and all other unpaid Obligations shall be paid in full by the Borrower on the Facility Termination Date, except that the Borrower’s contingent reimbursement obligations in respect of any Facility LCs outstanding on the Facility Termination Date shall be secured in accordance with the last sentence of Section 2.16.1.

(ii) On or before ten Business Days prior to the Facility Termination Date, the Borrower may, as long as no Default or Unmatured Default exists and is continuing, notify the Administrative Agent in writing (and the Administrative Agent shall promptly forward such notice to the Lenders) that, as of the Facility Termination Date, it is converting the outstanding Loans (including all Swingline Loans) to a term loan which shall be due and payable in full on the date one year subsequent to the Facility Termination Date (the “Term Out Maturity Date”). It is understood and agreed that subsequent to the Facility Termination Date, (a) the Borrower may no longer request, and the Lenders, LC Issuers and Swingline Lender are no longer obligated or empowered to make or issue, new Loans or Letters of Credit, (b) any amounts repaid may not be reborrowed, (c) interest shall accrue on the outstanding Loans, at the option of the Borrower, as Floating Rate Loans or Eurodollar Loans in accordance with the terms of Sections 2.2.4, 2.7 and 2.8; provided, that during the period from the Facility Termination Date through the Term Out Maturity Date, the outstanding Loans shall bear interest at the rate otherwise applicable to such Loans plus a premium of 0.25% per annum and (d) the Borrower shall have the right to prepay all or a portion of the outstanding Loans in accordance with Section 2.6.

2.2 Revolving Loans.

2.2.1 Revolving Loans. Each Revolving Loan borrowing hereunder shall consist of Revolving Loans made by the Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.2.2 Types of Revolving Loans. Revolving Loans may be Floating Rate Loans or Eurodollar Loans, or a combination thereof, as selected by the Borrower in accordance with Section 2.2.3.

2.2.3 Method of Selecting Types and Interest Periods for Revolving Loans. The Borrower shall select the Type of Revolving Loan and, in the case of each Eurodollar Loan, the Interest Period applicable thereto, from time to time. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit B (a “Borrowing Notice”) not later than (a) 1:30 p.m. (New York time) on the Borrowing Date of each Floating Rate Loan and (b) 2:00 p.m. (New York time) at least three Business Days before the Borrowing Date of each Eurodollar Loan. A Borrowing Notice shall specify:

(i) the Borrowing Date, which shall be a Business Day, of such Revolving Loan;

(ii) the aggregate amount of such Revolving Loan;

(iii) the Type of Revolving Loan selected; and

(iv) in the case of each Eurodollar Loan, the Interest Period applicable thereto (which may not end after the scheduled Facility Termination Date or the Term Out Maturity Date, as applicable).

2.2.4 Conversion and Continuation of Outstanding Loans. Floating Rate Loans shall continue as Floating Rate Loans unless and until such Floating Rate Loans are either converted into Eurodollar Loans or LIBOR Market Index Rate Loans in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.6. Each Eurodollar Loan shall continue as a Eurodollar Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Loan shall be automatically converted into a Floating Rate Loan unless (x) such Eurodollar Loan is or was repaid in accordance with Section 2.6 or (y) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice requesting that, at the end of such Interest Period, such Eurodollar Loan continue as a Eurodollar Loan for the same or another Interest Period. LIBOR Market Index Rate Loans shall continue as LIBOR Market Index Rate Loans until they are either converted to Floating Rate Loans in accordance with this Section 2.2.4 or are repaid in accordance with Section 2.6 or 2.18. Subject to Section 2.5, the Borrower may elect from time to time to convert (i) all or any part of a Floating Rate Loan (other than Swingline Loans) into a Eurodollar Loan, (ii) convert any Swingline Loan that is a Floating Rate Loan into a LIBOR Market Index Rate Loan or (iii) convert any LIBOR Market Index Rate Loan into a Floating Rate Loan. For the avoidance of doubt, only Swingline Loans may be comprised of LIBOR Market Index Rate Loans. The Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit C (a “Conversion/Continuation Notice”) with respect to each (A) conversion of a Floating Rate Loan into a Eurodollar Loan or LIBOR Market Index Rate Loan, (B) conversion of a LIBOR Market Index Rate Loan into a Floating Rate Loan or (C) continuation of a Eurodollar Loan, not later than 2:00 p.m. (New York time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i) the requested date, which shall be a Business Day, of such conversion or continuation;

(ii) the aggregate amount and Type of the Revolving Loan or Swingline Loan which is to be converted or continued and, if applicable, the Type of Loan to which such Revolving Loan or Swingline Loan is to be converted; and

(iii) if any Loan is to be converted to a Eurodollar Loan or continued as a Eurodollar Loan, the duration of the Interest Period applicable thereto.

2.3 Method of Borrowing. Not later than (a) 2:30 p.m. (New York time) on the Borrowing Date of each Floating Rate Loan and (b) 2:00 p.m. (New York time) on the Borrowing Date of each Eurodollar Loan, each Lender shall make available its Revolving Loan or Revolving Loans in funds immediately available in Charlotte, North Carolina to the Administrative Agent at its address specified pursuant to Article 13. The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.4 Fees; Reductions in Aggregate Commitment.

2.4.1 The Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share (a) a commitment fee at a per annum rate equal to the Applicable Commitment Fee Rate on the daily unused portion of the Aggregate Commitment (the “Commitment Fee”) from and including the date hereof to but excluding the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date and (b) a utilization fee at a per annum rate equal to the Applicable Utilization Fee Rate on the aggregate principal amount of the outstanding Revolving Loans for each day on which the aggregate principal amount of the outstanding Revolving Loans equals or exceeds 50% of the Aggregate Commitment (the “Utilization Fee”) from and including the date hereof to but excluding the Facility Termination Date, payable in arrears on each Payment Date and on the Facility Termination Date. For purposes of calculating the Commitment Fee, Swingline Loans shall not be deemed a utilization of the Aggregate Commitment. For purposes of calculating the Utilization Fee, Swingline Loans shall be deemed a utilization of the Aggregate Commitment.

2.4.2 The Borrower agrees to pay to the Administrative Agent on the Closing Date, for the account of each Lender, an upfront fee as provided for in the Fee Letter.

2.4.3 The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $10,000,000 and higher integral multiples of $1,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure. All accrued Commitment Fees and Utilization Fees shall be payable on the effective date of any termination of the Commitments in full.

2.5 Minimum Amount of Each Revolving Loan; Limitation on Eurodollar Loans. Each Revolving Loan shall at all times (including after giving effect to any prepayment, conversion or continuation of all or part of a Revolving Loan) be in the amount of $1,000,000 or a higher integral multiple of $500,000. The Borrower shall not request a Eurodollar Loan if, after giving effect to the requested Eurodollar Loan, more than ten separate Eurodollar Loans would be outstanding.

2.6 Optional Principal Payments. With respect to Revolving Loans, the Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Loans or, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000, any portion of the outstanding Floating Rate Loans upon one Business Day’s prior notice to the Administrative Agent. With respect to Revolving Loans, the Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Loans or, in an aggregate amount of $1,000,000 or a higher integral multiple of $500,000, any portion of the outstanding Eurodollar Loans upon three Business Days’ prior notice to the Administrative Agent. The Borrower may from time to time pay, without penalty or premium, all outstanding Swingline Loans or, in an aggregate amount of $100,000 or a higher integral multiple of $100,000, any portion of the outstanding Swingline Loans upon one Business Day’s prior notice to the Administrative Agent.

2.7 Changes in Interest Rate, etc.

(i) Each Floating Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Floating Rate Loan is made or is converted from a Eurodollar Loan pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Eurodollar Loan pursuant to Section 2.2.4, at the Alternate Base Rate for such day. Changes in the rate of interest applicable to each Floating Rate Loan will take effect simultaneously with each change in the Alternate Base Rate.

(ii) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, from and including the first day of each Interest Period applicable thereto to but excluding the last day of such Interest Period, at a rate per annum equal to the sum of the Eurodollar Rate for each day during such Interest Period plus the Applicable Eurodollar Margin.

(iii) Each LIBOR Market Index Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the date such LIBOR Market Index Rate Loan is made or is converted from a Floating Rate Loan pursuant to Section 2.2.4 to but excluding the date it becomes due or is converted into a Floating Rate Loan pursuant to Section 2.2.4, at the LIBOR Market Index Rate for such day plus the Applicable Eurodollar Margin.

2.8 Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.2.3 or Section 2.2.4, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Revolving Loan may be made as, converted into or continued as a Eurodollar Loan. During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Loan shall bear interest for the remainder of the applicable Interest Period at the Alternate Base Rate in effect from time to time plus 2% per annum, (ii) each Floating Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum, (iii) each LIBOR Market Index Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (iv) the LC Fee shall be increased by 2% per annum; provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i), (ii) and (iii) above and the increase in the LC Fee set forth in clause (iv) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.9 Method of Payment. All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 13, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by 1:00 p.m. (New York time) on the date when due and shall (except in the case of (i) Reimbursement Obligations for which any LC Issuer has not been fully indemnified by the Lenders, or as specifically required hereunder or (ii) Swingline Loans for which the Swingline Lender has not been reimbursed as provided herein) be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds as the Administrative Agent received at such Lender’s address specified pursuant to Article 13 or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender. Each reference to the Administrative Agent in this Section 2.9 shall also be deemed to refer, and shall apply equally, to (a) each LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer pursuant to 2.16.6 and (b) the Swingline Lender, in the case of payments required to be made by the Borrower to the Swingline Lender pursuant to Section 2.18.

2.10 Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the amount of each Loan made hereunder, the Type thereof and the Interest Period, if any, with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, and (d) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(iii) The entries made in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with the terms hereof.

(iv) Any Lender may request that its Revolving Loans be evidenced by a Revolving Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note payable to the order of such Lender. Thereafter, the Revolving Loans evidenced by such Revolving Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by a Revolving Note payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Revolving Note for cancellation and requests that such Revolving Loans once again be evidenced as described in paragraphs (i) and (ii) above.

(v) The Swingline Loans shall be evidenced by a Swingline Note executed by the Borrower to the order of the Swingline Lender.

2.11 Telephonic Notices. The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Loans, to effect selections of Types of Loans and to transfer funds based on telephonic notices made pursuant to the terms of this Agreement by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically to the Administrative Agent. The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice, if such confirmation is requested by the Administrative Agent or any Lender, signed by an Authorized Officer. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.12 Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Loan and each LIBOR Market Index Rate Loan shall be payable on each Payment Date, on any date on which such Floating Rate Loan or LIBOR Market Index Rate Loan is paid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Loan converted into a Eurodollar Loan or LIBOR Market Index Rate Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on that portion of the outstanding principal amount of any LIBOR Market Index Rate Loan converted into a Floating Rate Loan on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurodollar Loan shall be payable on the last day of its applicable Interest Period, on any date on which such Eurodollar Loan is paid, whether by acceleration or otherwise, and at maturity. Interest accrued on each Eurodollar Loan having an Interest Period longer than three months shall also be payable on the last day of each three-month interval during such Interest Period. Interest, Commitment Fees, Utilization Fees, LC Fees and LC Fronting Fees shall be calculated for actual days elapsed on the basis of a 360-day year, except that interest on Floating Rate Loans accruing at a rate based on the Reference Rate shall be computed on the basis of a 365- or 366-day year, as applicable. Interest shall be payable for the day a Loan is made but not for the day of any payment on the amount paid if payment is received prior to 1:00 p.m. (New York time). If any payment of principal of or interest on a Loan or any payment of fees in connection herewith shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

2.13 Notification of Revolving Loans, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by the Administrative Agent hereunder. Promptly after receipt of notice thereof from any LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. Promptly after receipt of notice thereof from the Swingline Lender, the Administrative Agent will notify each Lender of the contents of each request for a Mandatory Borrowing. The Administrative Agent will notify each Lender and the Borrower of the interest rate applicable to each Eurodollar Loan promptly upon determination of such interest rate and will give each Lender and the Borrower prompt notice of each change in the Alternate Base Rate.

2.14 Lending Installations. Each Lender may book its Revolving Loans and its participations in any LC Obligations and Swingline Loans, each LC Issuer may book the Facility LCs issued thereby, and the Swingline Lender may book its Swingline Loans, at any Lending Installation selected by such Lender, Swingline Lender or LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation, and the Revolving Loans, Swingline Loans, Facility LCs, participations in LC Obligations and Swingline Loans and any Notes issued hereunder shall be deemed held by each Lender, Swingline Lender or LC Issuer, as the case may be, for the benefit of any such Lending Installation. Each Lender, Swingline Lender and LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article 13, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account payments under this Agreement are to be made.

2.15 Non-Receipt of Funds by Administrative Agent. Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Revolving Loan or (ii) in the case of the Borrower, a payment of principal, Reimbursement Obligations, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment from the Administrative Agent shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available, together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of repayment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Revolving Loan or (y) in the case of repayment by the Borrower, the interest rate applicable to the relevant Revolving Loan.

2.16 Facility LCs.

2.16.1 Issuance. Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit (each, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC issued thereby (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of the Borrower; provided that, immediately after each such Facility LC is issued or Modified, the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than one year after the Facility Termination Date. If one or more Facility LCs are outstanding on the Facility Termination Date, the Borrower shall cause to be deposited with the Administrative Agent on or before such date cash collateral in the amount equal to the maximum aggregate amount then available to be drawn under such Facility LCs (or cash equivalents of such types and in such amounts as are reasonably satisfactory to the Administrative Agent), pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, to secure the Borrower’s contingent reimbursement obligations in respect of such Facility LCs.

2.16.2 Participations. Upon the issuance or Modification by any LC Issuer of a Facility LC in accordance with this Section 2.16, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to such Lender’s Pro Rata Share.

2.16.3 Notice. Subject to Section 2.16.1, the Borrower shall give each LC Issuer notice prior to 2:00 p.m. (local time of such LC Issuer) at least three Business Days prior to the proposed date of issuance or Modification of each Facility LC by such LC Issuer, specifying the beneficiary, the proposed date of issuance or Modification and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by an LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article 4 (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered such application agreement and/or other instruments and agreements relating to such Facility LC as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.16.4 LC Fees and LC Fronting Fees. The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable LC Fee Rate in effect from time to time on the maximum undrawn amount available under such Facility LC from time to time, such fee to be payable in arrears on each Payment Date (each such fee, an “LC Fee”). In addition to the LC Fee, with respect to each Facility LC issued by a particular LC Issuer, the Borrower shall pay to such LC Issuer for its own account (x) a fronting fee at the rate of 0.125% per annum on the maximum undrawn amount available under each such Facility LC from time to time, such fee to be payable in arrears on each Payment Date (each such fee, an “LC Fronting Fee”), and (y) documentary and processing charges in connection with the issuance or Modification of, and draws under, each such Facility LC in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

2.16.5 Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer of such Facility LC shall notify the Administrative Agent, and the Administrative Agent shall promptly notify the Borrower and each Lender, as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with each presentment thereunder shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of Facility LCs thereby as it does with respect to letters of credit in which no participations are granted, it being understood that, in the absence of any gross negligence or willful misconduct by such LC Issuer, each Lender shall be unconditionally and irrevocably liable, without regard to the occurrence of any Default or Unmatured Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued thereby to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.16.6, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 noon (local time of such LC Issuer) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, to the rate applicable to Floating Rate Loans.

2.16.6 Reimbursement by Borrower. The Borrower shall be irrevocably and unconditionally obligated to reimburse each LC Issuer on or before the applicable LC Payment Date for any amounts paid or to be paid by such LC Issuer upon any drawing under any Facility LC issued thereby, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) such LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request for payment strictly complying with the terms and conditions of such Facility LC. All such amounts paid by any LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Loans for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Loans for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by such LC Issuer from the Borrower for application in payment, in whole or in part, of any Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.16.5.

2.16.7 Obligations Absolute. The Borrower’s obligations under this Section 2.16 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrower further agrees with the LC Issuers and the Lenders that none of the LC Issuers or Lenders shall be responsible for, and no Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, (i) the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, (ii) any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to which any Facility LC may be transferred or (iii) any claims or defenses whatsoever of the Borrower or any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrower agrees that any action taken or omitted by any LC Issuer or Lender under or in connection with any Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or Lender under any liability to the Borrower. Nothing in this Section 2.16.7 is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.16.6.

2.16.8 Actions of LC Issuer. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or electronic message, statement, order or other document reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.16, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.16.9 Indemnification. The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims, damages, losses, liabilities, costs and expenses which such Lender or LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender or LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of, or payment or failure to pay under, any Facility LC or any actual or proposed use of any Facility LC, including any claims, damages, losses, liabilities, costs and expenses which any LC Issuer may incur by reason of or in connection with the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrower may have against any defaulting Lender); provided that the Borrower shall not be required to indemnify any Lender or LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of such LC Issuer in determining whether a request for payment presented under any Facility LC issued thereby complied with the terms of such Facility LC, (y) such LC Issuer’s failure to pay under any such Facility LC after the presentation to it of such a request strictly complying with the terms and conditions of such Facility LC or (z) disputes, not involving the Borrower or any beneficiary of any Facility LC, solely among the Lenders, any LC Issuer and/or the Administrative Agent relating to a Facility LC. Nothing in this Section 2.16.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.

2.16.10 Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its Affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any costs, expenses (including reasonable counsel fees and disbursements), claims, demands, actions, losses and liabilities (except such as result from such indemnitees’ gross negligence or willful misconduct or such LC Issuer’s failure to pay under any Facility LC issued thereby after the presentation to it of a request for payment strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.16 or any action taken or omitted by such indemnitees hereunder.

2.16.11 Rights as Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.16.12 Existing Letters of Credit. The Borrower, the Lenders and the Administrative Agent acknowledge and agree that the following letters of credit issued by Wachovia pursuant to the terms of the Original Agreement constitute Facility LC’s: (i) letter of credit #SM224440, dated February 21, 2007 in the stated amount of $7,910,000 for the benefit of Public Utility District #1 of Klickitat County, Washington; and (ii) letter of credit #SM224476, dated March 15, 2007 in the stated amount of $364,000 for the benefit of Public Utility District #1 of Klickitat County, Washington.

2.17 Extension of Facility Termination Date. The Borrower may request an extension of the Facility Termination Date by submitting a request for an extension to the Administrative Agent (an “Extension Request”) at least 30 days but no more than 60 days prior to each anniversary of the date of this Agreement. The Extension Request must specify the new Facility Termination Date requested by the Borrower and the date (which must be at least 10  days after the Extension Request is delivered to the Administrative Agent) as of which the Lenders must respond to the Extension Request (the “Response Date”). Promptly upon receipt of an Extension Request, the Administrative Agent shall notify each Lender of the contents thereof and shall request each Lender to respond to the Extension Request. Each Lender approving the Extension Request shall deliver its written consent no later than the Response Date. The response by each Lender to the Extension Request shall be in such Lender’s sole and absolute discretion. The failure of any Lender to respond to an Extension Request on or before the Response Date shall be deemed to be a refusal by such Lender to consent to the Extension Request. If the consent of each of the Lenders is received by the Administrative Agent (or, in the case of a non-consenting Lender or Lenders, such Lender or Lenders are replaced by the Borrower pursuant to Section 3.7 not later than five days prior to the existing Facility Termination Date and, at the time of such replacement, each replacement Lender consents to the Extension Request), the Facility Termination Date specified in the Extension Request shall become effective on the existing Facility Termination Date, and the Administrative Agent shall promptly notify the Borrower and each Lender of the new Facility Termination Date.

2.18 Swingline Loan Subfacility.

2.18.1 Swingline Loans. From and including the Closing Date to but excluding the Facility Termination Date, the Swingline Lender, in its individual capacity, agrees to make loans to the Borrower (each a “Swingline Loan” and, collectively, the “Swingline Loans”) for the purposes hereinafter set forth; provided, however, (i) the aggregate amount of Swingline Loans outstanding at any time shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”), and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. Swingline Loans hereunder may be repaid and reborrowed in accordance with the provisions hereof.

2.18.2 Swingline Loan Borrowing.

(i) Notice of Borrowing and Disbursement. Upon receiving a Borrowing Notice not later than 2:00 p.m. (New York time) on any Business Day requesting that a Swingline Loan be made, the Swingline Lender will make Swingline Loans available to the Borrower on the same Business Day such request is received by the Administrative Agent. The Borrower shall specify in the applicable Borrowing Notice with respect to such Swingline Loan (a) the amount of the requested Swingline Loan and (b) whether such Swingline Loan shall be a Floating Rate Loan or a LIBOR Market Index Rate Loan. Swingline Loan borrowings hereunder shall be made in minimum amounts of $100,000 and in higher integral multiples of $100,000.

(ii) Repayment of Swingline Loans. Each Swingline Loan borrowing that is a Floating Rate Loan shall be due and payable on the Facility Termination Date. Each Swingline Loan borrowing that is a LIBOR Market Index Rate Loan shall be due and payable on the earlier of (A) the Facility Termination Date and (B) fourteen days after the date such Swingline Loan is made. Swingline Loans that are LIBOR Market Index Rate Loans may not be refinanced with the proceeds of Swingline Loans that are LIBOR Market Index Rate Loans. The Swingline Lender may, at any time, in its sole discretion, by written notice to the Borrower and the Administrative Agent, demand repayment of its Swingline Loans by way of a Revolving Loan borrowing, in which case the Borrower shall be deemed to have requested a Revolving Loan borrowing comprised entirely of Floating Rate Loans in the amount of such Swingline Loans; provided, however, that, in the following circumstances, any such demand shall also be deemed to have been given one Business Day prior to each of (i) the Facility Termination Date, (ii) the occurrence of any Default under Section 7.6 or 7.7, (iii) upon acceleration of the Obligations hereunder, whether on account of a Default described in Section 7.6 or 7.7 or any other Default, (iv) the exercise of remedies in accordance with the provisions of Article 8 hereof and (v) with respect to any LIBOR Market Index Rate Loan, the fourteenth day after the making of such Loan to the extent such Loan is not repaid sooner (each such Revolving Loan borrowing made on account of any such deemed request therefor as provided herein being hereinafter referred to as “Mandatory Borrowing”). Each Lender hereby irrevocably agrees to make such Revolving Loans promptly upon any such request or deemed request on account of each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the same such date notwithstanding (I) the amount of Mandatory Borrowing may not comply with the minimum amount for borrowings of Revolving Loans otherwise required hereunder, (II) whether any conditions specified in Section 4.2 are then satisfied, (III) whether a Default or Unmatured Default then exists, (IV) failure of any such request or deemed request for Revolving Loans to be made by the time otherwise required hereunder, (V) the date of such Mandatory Borrowing or (VI) any reduction in the Aggregate Commitment. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause each such Lender to share in such Swingline Loans ratably based upon its Pro Rata Share (determined before giving effect to any termination of the Commitments pursuant to Article 8); provided that (A) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is purchased, and (B) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Swingline Lender interest on the principal amount of such participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Mandatory Borrowing, the Federal Funds Effective Rate, and thereafter at a rate equal to the Alternate Base Rate.

2.18.3 Interest on Swingline Loans. Swingline Loans shall at all times be Floating Rate Loans or LIBOR Market Index Rate Loans, as selected by the Borrower in accordance with Section 2.18.1. Swingline Loans shall bear interest as provided in Section 2.7.

ARTICLE 3
YIELD PROTECTION; TAXES

3.1 Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Swingline Lender or any Lender, LC Issuer or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) subjects any Lender, Swingline Lender, LC Issuer or applicable Lending Installation to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender, Swingline Lender, LC Issuer or applicable Lending Installation in respect of its Eurodollar Loans, Swingline Loans, Facility LCs or participations therein, or

(ii) imposes, increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, Swingline Lender, LC Issuer or applicable Lending Installation (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Loans), or

(iii) imposes any other condition the result of which is to increase the cost to any Lender, Swingline Lender, LC Issuer or applicable Lending Installation of making, funding or maintaining its Eurodollar Loans, or making, funding, maintaining or participating in Swingline Loans or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender, Swingline Lender, LC Issuer or applicable Lending Installation in connection with its Eurodollar Loans, Swingline Loans or participations therein, Facility LCs or participations therein, or requires any Lender, Swingline Lender, LC Issuer or applicable Lending Installation to make any payment calculated by reference to the amount of Eurodollar Loans, Swingline Loans or participations therein or Facility LCs or participations therein held or interest received by it, by an amount deemed material by such Lender, Swingline Lender or LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender, Swingline Lender, LC Issuer or applicable Lending Installation, as the case may be, of (a) making or maintaining its Eurodollar Loans, (b) making, maintaining or participating in Swingline Loans, (c) making or maintaining its Commitment or (d) issuing or participating in Facility LCs or to reduce the return received by such Lender, Swingline Lender, LC Issuer or applicable Lending Installation in connection with such Eurodollar Loans, Commitment, Swingline Loans or participations therein, or Facility LCs or participations therein then, within 15 days of demand by such Lender, Swingline Lender or LC Issuer, as the case may be, the Borrower shall pay such Lender, Swingline Lender or LC Issuer such additional amount or amounts as will compensate such Lender, Swingline Lender, LC Issuer or Lending Installation, as the case may be, for such increased cost or reduction in amount received.

3.2 Changes in Capital Adequacy Regulations. If a Lender, Swingline Lender or LC Issuer determines that the amount of capital required or expected to be maintained by such Lender, Swingline Lender or LC Issuer, the Lending Installation of such Lender, Swingline Lender or LC Issuer or any corporation controlling such Lender, Swingline Lender or LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender, Swingline Lender or LC Issuer, the Borrower shall pay such Lender, Swingline Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender, Swingline Lender or LC Issuer reasonably determines is attributable to this Agreement, its Outstanding Credit Exposure, its commitment to make Swingline Loans or its Commitment to make Loans and issue or participate in Facility LCs or Swingline Loans, as the case may be, hereunder (after taking into account such Lender’s, Swingline Lender’s or LC Issuer’s policies as to capital adequacy). The Administrative Agent agrees to notify the Borrower of any Change within 60 days after the Administrative Agent becomes aware of such Change. “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender, Swingline Lender LC Issuer or Lending Installation or any corporation controlling any Lender, Swingline Lender or LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules.

3.3 Availability of Types of Revolving Loans. If (x) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (y) prior to the first day of any applicable Interest Period, the Required Lenders determine that (i) deposits of a type and maturity appropriate to match-fund Eurodollar Loans are not available or (ii) the interest rate applicable to any Eurodollar Loans does not accurately reflect the cost of making or maintaining such Eurodollar Loans, then (a) in the case of clause (x) above, such Lender shall promptly notify the Borrower and the Administrative Agent and, so long as such circumstances shall continue, (i) such Lender shall have no obligation to make Eurodollar Loans or convert Floating Rate Loans into Eurodollar Loans (but shall make Floating Rate Loans concurrently with the making of or conversion into Eurodollar Loans by the Lenders which are not so affected, in each case in an amount equal to such Lender’s share of all Eurodollar Loans which would be made or converted into at such time in the absence of such circumstances) and (ii) on the last day of the current Interest Period for each Eurodollar Loan of such Lender (or, in any event, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then paid in full, automatically convert to a Floating Rate Loan, and (b) in the case of clause (y) above, the Administrative Agent shall suspend the availability of future Eurodollar Loans and any requested borrowing of, conversion into or continuation of a Eurodollar Loan shall instead be made as, remain or be converted into a Floating Rate Loan. Each Floating Rate Loan made pursuant to clause (a) above shall remain outstanding for the same period as the Eurodollar Loan of which such Floating Rate Loan would be a part absent the circumstances described in such clause (a).

3.4 Funding Indemnification. If any payment of a Eurodollar Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or if a Eurodollar Loan is not made on the date specified by the Borrower (including in the case of any continuation of or conversion into a Eurodollar Loan) for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Loan.

3.5 Taxes.

(i) All payments by the Borrower to or for the account of any Lender, Swingline Lender or LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, Swingline Lender or LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, Swingline Lender or LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) the Borrower shall make such deductions, (c) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii) In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrower hereby agrees to indemnify the Administrative Agent and each LC Issuer, Swingline Lender and Lender for the full amount of Taxes or Other Taxes (including any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent or such LC Issuer, Swingline Lender or Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto relating to this Agreement. Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent or such LC Issuer, Swingline Lender or Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, within 10 Business Days after the date of this Agreement, deliver to each of the Borrower and the Administrative Agent two duly completed copies of whichever of the following is applicable: (a) Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income-tax treaty to which the United States of America is a party; (b) Internal Revenue Service Form W-8ECI; (c) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Non-U.S. Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code or a “controlled foreign corporation” as described in section 881(c)(3)(C) of the Code and (y) Internal Revenue Service Form W-8BEN; or (d) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made. Each Non-U.S. Lender further undertakes to deliver to each of the Borrower and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including any change in a treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (iv) above (unless such failure is due to a change in a treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the U.S. Internal Revenue Service or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

3.6 Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Loans under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. The Swingline Lender and each Lender or LC Issuer, as applicable, shall deliver a written statement thereof to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender or LC Issuer determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposits described in clause (ii) of the proviso contained in the definition of “Eurodollar Base Rate” in Section 1.1, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Swingline Lender or any Lender or LC Issuer shall be payable on demand after receipt by the Borrower of such written statement. The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7 Replacement of Affected Lender. At any time any Lender (i) is affected by the circumstances described in Section 3.1, 3.2, 3.3 or 3.5 or (ii) does not consent to an Extension Request made pursuant to Section 2.17, the Borrower may replace such Lender as a party to this Agreement with one or more bank(s) or other financial institution(s) reasonably satisfactory to the Administrative Agent, such bank(s) or financial institution(s) to have a Commitment or Commitments, as the case may be, in such amounts as shall be reasonably satisfactory to the Administrative Agent (and upon notice from the Borrower such Lender shall assign, without recourse or warranty, its Commitment, its Revolving Loans, its Note and all of its other rights and obligations hereunder to such replacement bank(s) or other financial institution(s) for a purchase price equal to the sum of the principal amount of the Revolving Loans so assigned and, as applicable, all accrued and unpaid interest thereon, its share of all accrued and unpaid fees, any amounts payable under Section 3.4 as a result of such Lender receiving payment of any Eurodollar Loan prior to the end of an Interest Period therefor and all other obligations owed to such Lender hereunder).

ARTICLE 4
CONDITIONS PRECEDENT

4.1 Effectiveness. This Agreement shall not become effective until the Borrower has paid, or made arrangements satisfactory to the Administrative Agent for payment of, all fees and other amounts payable by the Borrower to the Administrative Agent, the Arrangers and the Lenders on or before the Closing Date in connection with this Agreement (including, to the extent invoiced, out-of-pocket expenses of the Administrative Agent and the Arrangers) and furnished the Administrative Agent (with sufficient copies for the Lenders) each of the following, in form and substance satisfactory to the Administrative Agent:

(i) the bylaws of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower to be correct and complete and in full force and effect; the charter documents of the Borrower, certified by the Secretary of State of Washington; and a certificate of good standing for the Borrower from the Secretary of State of Washington;

(ii) resolutions of the Board of Directors of the Borrower, certified by the Secretary or an Assistant Secretary of the Borrower, authorizing the execution, delivery and performance of the Loan Documents;

(iii) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of the Authorized Officers, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) a certificate, signed by the Chief Financial Officer or the Vice President Finance and Treasurer of the Borrower, stating that on the date of the effectiveness hereof no Default or Unmatured Default has occurred and is continuing and that the representations and warranties contained in Article 5 are true and correct on such date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case as of such earlier date;

(v) a written opinion of Perkins Coie LLP, counsel for the Borrower, as to such matters as the Administrative Agent may reasonably request;

(vi) the Fee Letter, the Swingline Note and any Revolving Notes requested by Lenders pursuant to Section 2.10, payable to the order of such requesting Lender, in each case duly executed by the Borrower;

(vii) such funds-transfer agreements, authorizations, instructions and related documents as the Administrative Agent may have reasonably requested, duly executed by the Borrower and/or other appropriate Persons;

(viii) an executed counterpart of the Account Designation Letter;

(ix) a certificate, for the benefit of itself and the Lenders, provided by the Borrower that sets forth information required by the Patriot Act (as defined in Section 9.16) including, without limitation, the identity of the Borrower, the name and address of the Borrower and other information that will allow the Administrative Agent or any Lender, as applicable, to identify the Borrower in accordance with the Patriot Act; and

(x) such other documents as the Administrative Agent or its counsel may have reasonably requested.

4.2 Each Credit Extension. The Lenders, Swingline Lender and the LC Issuers shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i) no Default or Unmatured Default exists or will result from such Credit Extension;

(ii) the representations and warranties contained in Article 5 are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; and

(iii) all legal matters incident to the making of such Credit Extension are reasonably satisfactory to the Administrative Agent, the Lenders and their counsel.

Each Borrowing Notice with respect to a Loan and each request for issuance of a Facility LC shall constitute a representation and warranty by the Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied. The Administrative Agent, at the request of any Lender, may require a duly completed compliance certificate in substantially the form of Exhibit D as a condition to making a Credit Extension.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1 Corporate Existence, etc. Each of the Borrower and its Significant Subsidiaries: (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals, necessary to own its Property and carry on its business as now being conducted; and (c) is qualified to do business in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify could reasonably be expected have a Material Adverse Effect.

5.2 Litigation and Contingent Obligations. There are not, in any court or before any referee or arbitrator of any kind or before or by any governmental body, any actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened (i) against or affecting the Borrower or any Subsidiary or any of their respective businesses or properties except for actions, suits or proceedings (a) that exist as of the date of this Agreement and are disclosed in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006 or (b) which, singly or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (ii) which seeks to prevent, enjoin or delay the making of any Credit Extension or (iii) affecting in an adverse manner the binding nature, validity or enforceability of any Loan Document. Other than any liability incident to any action, suit or proceeding described in subclause (i)(a) or (i)(b) of the foregoing sentence, neither the Borrower nor any Subsidiary has any contingent obligations (including Contingent Obligations) that, singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, except as disclosed in the report referred to in subclause (i)(a) of the preceding sentence.

5.3 No Breach. None of the execution and delivery of the Loan Documents, the consummation of the transactions therein contemplated or compliance with the terms and provisions thereof will (i) conflict with or result in a breach of, or require any consent under, the Articles of Incorporation or Bylaws of the Borrower, or (except for notices to and consents of the Washington Utilities and Transportation Commission referred to in Section 5.5) any applicable law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which the Borrower or any of its Subsidiaries is a party or by which it is bound or to which it is subject, (ii) constitute a default under any such agreement or instrument or (iii) result in or require the creation or imposition of any Lien upon any of the revenues or assets of the Borrower or any of its Subsidiaries pursuant to the terms of any such agreement or instrument.

5.4 Corporate Action. The Borrower has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other Loan Documents; the execution, delivery and performance by the Borrower of its obligations under this Agreement and the other Loan Documents have been duly authorized by all necessary corporate action on its part; this Agreement has been, and each other Loan Document when delivered hereunder will have been, duly and validly executed and delivered by the Borrower; and this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by applicable bankruptcy laws or similar laws of general applicability affecting creditors’ rights.

5.5 Approvals. Except for any required consents of the Washington Utilities and Transportation Commission which are and shall continue to be in full force and effect and required notices to such commission which have been given, no authorizations, approvals or consents of, and no filings (other than informational filings which have been made) or registrations with, any governmental or regulatory authority or agency are necessary for the execution, delivery or performance by the Borrower of this Agreement or any other Loan Document or for the validity or enforceability hereof or thereof.

5.6 Use of Proceeds. Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock, as defined in Regulation U, and no part of the proceeds of any Loan will be used to buy or carry any margin stock. No part of the proceeds of any Loan will be used to acquire stock of any corporation the board of directors of which has publicly stated its opposition to such acquisition or fails to endorse such acquisition.

5.7 ERISA. The Borrower and its ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Benefit Plan, are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability pursuant to Title IV of ERISA to the PBGC or any liability in excess of $10,000,000, individually or in the aggregate, to any Benefit Plan.

5.8 Taxes. United States Federal income tax returns of the Borrower and its Subsidiaries have been (a) examined and closed through the period ended December 31, 2000 and (b) examined through the period ended December 31, 2003, provided that the Borrower is appealing certain determinations made for the Borrower’s fiscal years 2001, 2002 and 2003. The Borrower and its Subsidiaries have filed all United States Federal and state income tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and by proper proceedings. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of the Borrower, adequate.

5.9 Material Adverse Change. As of the date of this Agreement and since December  31, 2006, there has been no change in the business, Property, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as whole, as reflected in the financial statements referred to in Schedule 5.10, that could reasonably be expected to have a Material Adverse Effect.

5.10 Financial Statements. Schedule 5.10 sets forth a complete list of the financial statements submitted prior to the date hereof by the Borrower to the Lenders in connection with this Agreement. All financial statements listed in Schedule 5.10 or delivered pursuant to Section 6.9(i) or (ii) are complete and correct and present fairly, in accordance with Agreement Accounting Principles, the consolidated financial position of the Borrower and its Subsidiaries as at their respective dates and the consolidated results of operations, retained earnings and, as applicable, changes in financial position or cash flows of the Borrower and its Subsidiaries for the respective periods to which such statements relate.

5.11 Environmental Matters. In the ordinary course of its business, the officers of the Borrower consider the effect of Environmental Laws on the business of the Borrower and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Borrower and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Borrower has concluded that the application of Environmental Laws to it and its Subsidiaries could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which noncompliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.12 Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940.

5.13 Subsidiaries. Schedule 5.13 contains an accurate list of all Subsidiaries of the Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Borrower or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and nonassessable.

5.14 Accuracy of Information. No information, exhibit or report furnished by the Borrower or any Subsidiary to the Administrative Agent or any Arranger or Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact, or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading, at the time so furnished.

5.15 Compliance with Laws, Etc. The Borrower and its Subsidiaries are in compliance in all material respects with (i) all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property and (ii) all indentures, agreements and other instruments binding upon them or upon their respective Property, except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.16 Insurance. The Borrower and its Subsidiaries (i) maintain insurance with financially sound and reputable insurance companies (or through a self-insurance program) on all their Property of a character usually insured by entities in the same or similar businesses similarly situated, against loss or damage of the kinds and in the amounts as customarily insured against by such entities, and (ii) maintain such other insurance as is usually carried by such entities.

5.17 Properties. Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal properties material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

5.18 Anti-Terrorism Laws. Neither the Borrower nor any of its Subsidiaries is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither the Borrower nor any of its Subsidiaries is in violation of (i) the Trading with the Enemy Act, as amended, (ii) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (iii) the Patriot Act (as defined in Section 9.16). Neither the Borrower nor any of its Subsidiaries (a) is a blocked person described in section 1 of the Anti-Terrorism Order or (b) to its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

5.19 Compliance with OFAC Rules and Regulations. Neither the Borrower nor any of its Subsidiaries or Affiliates (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Loan or Facility LC will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

5.20 Compliance with FCPA. Each of the Borrower and its Subsidiaries is in compliance with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any foreign counterpart thereto. None of the Borrower or its Subsidiaries has made a payment, offering, or promise to pay, or authorized the payment of, money or anything of value (i) in order to assist in obtaining or retaining business for or with, or directing business to, any foreign official, foreign political party, party official or candidate for foreign political office, (ii) to a foreign official, foreign political party or party official or any candidate for foreign political office, and (iii) with the intent to induce the recipient to misuse his or her official position to direct business wrongfully to such Person or to any other Person, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

ARTICLE 6
COVENANTS

So long as any Lender has any Commitment hereunder, any Facility LC is outstanding or any Obligation is unpaid, the Borrower shall, unless the Required Lenders otherwise consent in writing:

6.1 Preservation of Existence and Business. Preserve and maintain, and cause each Significant Subsidiary to preserve and maintain, its corporate existence and all of its material rights, privileges, licenses and franchises, except as permitted by Sections 6.12 and 6.13, and carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted.

6.2 Preservation of Property. Maintain, and cause each Significant Subsidiary to maintain, all of its Property necessary to operate its business in good working order and condition, ordinary wear and tear excepted (it being understood that this covenant relates only to the good working order and condition of such Property and shall not be construed as a covenant of the Borrower or any Significant Subsidiary not to dispose of any such Property by sale, lease, transfer or otherwise or to discontinue operation thereof if the Borrower reasonably determines that such discontinuation is necessary).

6.3 Payment of Obligations. Pay and discharge, and cause each Significant Subsidiary to pay and discharge, before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all lawful claims which, if unpaid, might by law become a Lien upon its property; provided that the Borrower and its Significant Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or claim (a) which is being contested by it in good faith and by proper procedures and with respect to which appropriate reserves are being maintained in accordance with Agreement Accounting Principles or (b) the non-payment of which could not reasonably be expected to have a Material Adverse Effect.

6.4 Compliance with Applicable Laws and Contracts. Comply, and cause each Subsidiary to comply, with the requirements of all applicable laws, rules, regulations and Governmental Approvals, and all orders, writs, injunctions or decrees of any court or governmental authority or agency, including Environmental Laws, if failure to comply with such requirements could reasonably be expected to have a Material Adverse Effect.

6.5 Preservation of Loan Document Enforceability. Take all reasonable actions (including obtaining and maintaining in full force and effect consents and Governmental Approvals), and cause each Subsidiary to take all reasonable actions, that are required so that its obligations under the Loan Documents will at all times be legal, valid, binding and enforceable in accordance with their respective terms.

6.6 Insurance. Maintain, and cause each Significant Subsidiary to maintain, with responsible insurance companies or through the Borrower’s program of self-insurance, insurance against at least such risks and in at least such amounts as is customarily maintained by similar businesses, or as may be required by any applicable law, rule or regulation, any Governmental Approval, or any order, writ, injunction or decree of any court or governmental authority or agency.

6.7 Use of Proceeds. Use, directly or indirectly, the Facility LCs and the proceeds of the Loans for general corporate purposes of the Borrower (in compliance with all applicable legal and regulatory requirements), including commercial paper backup and working capital.

6.8 Visits, Inspections and Discussions. Keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to it business and activities, and permit, and cause each Subsidiary to permit, representatives of any Lender or the Administrative Agent, during normal business hours and upon reasonable notice to the Borrower, to examine, copy and make extracts from its books and records, to inspect its Property, and to discuss its business and affairs with its officers and independent certified accountants, all to the extent reasonably requested by such Lender or the Administrative Agent; provided that the Borrower reserves the right to restrict access to any of its generating facilities in accordance with reasonably adopted procedures relating to safety and security, and to the extent reasonably requested to maintain normal operations of the Borrower; provided, further, that, Sections 9.6 and 10.8 notwithstanding, the costs and expenses incurred by any Lender or the Administrative Agent or their agents or representatives in connection with any such examinations, visits or discussions occurring or made prior to the occurrence of any Default shall be for the account of such Lender or the Administrative Agent, as applicable.

6.9 Information to Be Furnished. Furnish to the Administrative Agent, with copies sufficient for each Lender:

(i) as soon as available and in any event within 60 days after the close of each of the first three quarterly accounting periods in each fiscal year of the Borrower, a copy of the Quarterly Report on Form 10-Q (or any successor form) for the Borrower for such quarter;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the Annual Report on Form 10-K (or any successor form) for the Borrower for such year, together with a copy of the accompanying report of the Borrower’s independent certified public accounting firm;

(iii) at the time that financial statements are furnished pursuant to Section 6.9(i) or (ii), a certificate of the Chief Financial Officer, the Treasurer, an Assistant Treasurer or any other financial officer of the Borrower substantially in the form of Exhibit D;

(iv) promptly upon the filing thereof, copies of all registration statements, monthly or other regular reports, including reports on Form 8-K (or any successor form), filed by the Borrower with the SEC;

(v) promptly upon request from time to time, such other information regarding the business, affairs, insurance or financial condition of the Borrower or any of its Subsidiaries (including any Benefit Plan and any reports of other information required to be filed under ERISA) as any Lender or the Administrative Agent may reasonably request; and

(vi) within 5 days after the occurrence thereof, notice of (a) any Default or Unmatured Default and (b) any circumstance that could reasonably be expected to have a Material Adverse Effect or an adverse effect on the binding nature, validity or enforceability of any Loan Document as an obligation of the Borrower.

6.10 Liens. Not permit to exist, and not permit any Significant Subsidiary to permit to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(i) Liens for taxes, assessments or charges imposed on the Borrower or any Significant Subsidiary or any of their property by any governmental authority which are not yet due or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Borrower or such Subsidiary, as the case may be, in accordance with Agreement Accounting Principles;

(ii) Liens imposed by law, such as carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens, incurred in the ordinary course of business and securing obligations that are not yet due or that are being contested in good faith by appropriate proceedings, and Liens arising out of judgments or awards which secure payment of legal obligations that would not constitute a Default;

(iii) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security laws, or to secure the performance of bids, tenders, contracts (other than for borrowed money), leases, statutory obligations, surety or appeal bonds, or indemnity, performance or other similar bonds, in the ordinary course of business;

(iv) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, in the aggregate, are not material in amount, and which do not in any case materially detract from the value of any material property subject thereto or interfere with the ordinary conduct of the business of the Borrower or any of its Significant Subsidiaries;

(v) Liens existing on the date hereof and described in Schedule 6.10;

(vi) Permitted Encumbrances (as defined in the Mortgages);

(vii) Liens securing the payment of Tax-Free Debt; provided that each such Lien shall extend only to (a) the property, and proceeds thereof, being financed by the Tax-Free Debt secured thereby or (b) securities issued under and secured by the Mortgages;

(viii) Liens over all or any part of the assets of the Borrower or any Significant Subsidiary constituting a specific construction project or generating plant as security for any indebtedness incurred for the purpose of financing all or such part, as the case may be, of such construction project or generating plant, and Liens and charges incidental to such construction;

(ix) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license or permit, or by any provision of law, to purchase or recapture or designate a purchaser of any property;

(x) Liens on property or assets of any Significant Subsidiary in favor of the Borrower or any other Significant Subsidiary;

(xi) Liens with respect to which cash in the amount secured by such Liens has been deposited with the Administrative Agent;

(xii) Liens incurred in connection with Qualified Receivables Transactions;

(xiii) Liens on specific assets hereafter acquired which are created or assumed contemporaneously with, or within 120 days after, such acquisition, for the sole purpose of financing or refinancing the acquisition of such assets, together with the proceeds and products of such assets;

(xiv) Liens on conservation investment assets as security for obligations incurred in financing or refinancing bondable conservation investments in accordance with the laws of the State of Washington;

(xv) Liens securing Capitalized Lease Obligations; provided that any such Lien attaches solely to the property so leased and proceeds thereof; and

(xvi) other Liens securing Indebtedness in an aggregate amount not exceeding $150,000,000.

6.11 Debt to Capitalization Ratio. Not permit the principal amount of Consolidated Indebtedness to exceed 65% of Total Capitalization as of the last day of any fiscal quarter of the Borrower.

6.12 Merger and Consolidation. Not merge or consolidate with or into any Person, unless (i) immediately after giving effect thereto, no event shall occur and be continuing which constitutes a Default or an Unmatured Default, (ii) the surviving or resulting Person, as the case may be, assumes and agrees in writing to pay and perform all of the obligations of the Borrower hereunder, (iii) the surviving or resulting Person, as the case may be, qualifies to do business in the State of Washington, and (iv) the surviving or resulting Person, as the case may be, has a net worth (as determined in accordance with Agreement Accounting Principles) at least equal to the net worth of the Borrower at the end of the fiscal quarter immediately preceding the effective date of such consolidation or merger.

6.13 Disposition of Assets. Not sell, lease, assign, transfer or otherwise dispose of any asset or interest therein, except that this Section 6.13 shall not apply to (i) any disposition of any asset or any interest therein in the ordinary course of business, (ii) any disposition of obsolete or retired property not used or useful in its business, (iii) any disposition of any asset or interest therein (a) for cash or cash equivalents or (b) in exchange for utility plant, equipment or other utility assets, other than notes or other obligations, in each case equal to the fair-market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, and provided that such disposition does not constitute a disposition of all or substantially all of the assets of the Borrower, (iv) any disposition of an asset or any interest therein (exclusive of any disposition permitted by clause (v)) in exchange for notes or other obligations substantially equal to the fair-market value (as determined in good faith by the management of the Borrower or, if the consideration for such disposition exceeds $100,000,000, by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received after the date hereof from any one obligor in one transaction or a series of transactions shall not exceed 15% of the net book value of the assets of the Borrower, (v) any disposition of accounts receivable, notes receivable or unbilled revenue, the rights related to any of the foregoing and property related to any of the foregoing in connection with Qualified Receivables Transactions and (vi) any disposition of an asset or interest therein (exclusive of any disposition permitted under any of the foregoing clauses (i) through (v)) to an Affiliate of the Borrower in exchange for notes or other obligations substantially equal to the fair-market value (as determined in good faith by the Board of Directors of the Borrower) of such asset or interest therein, provided that the aggregate amount of notes or other obligations received by the Borrower from Affiliates of the Borrower in exchange for any asset or interest therein after the date hereof shall not exceed 7.5% of the net book value of the assets of the Borrower.

6.14 Transactions with Affiliates. Without limiting Section 6.13(v), not, and not permit any Subsidiary to, enter into any transaction (including the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction, (b) with or to a Subsidiary or (c) in connection with a Qualified Receivables Transaction permitted under this Agreement.

6.15 Investments. Not, and not permit any Subsidiary to, make or suffer to exist any Investments (including loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, create any Subsidiary, become or remain a partner in any partnership or joint venture or make any Acquisition, except:

(i) Investments made in the ordinary course of business in connection with customary cash-management operations;

(ii) existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.15;

(iii) Permitted Acquisitions;

(iv) any loan or advance to the Borrower by a Subsidiary;

(v) capital contributions (whether in the form of cash, a note or other assets) or loans to a special-purpose entity created solely to engage in a Qualified Receivables Transaction and resulting from transfers of assets permitted by Section 6.13(v) to such a special-purpose entity;

(vi) derivative financial instruments and other similar instruments entered into in the ordinary course of business for bona fide hedging purposes and not for speculation; and

(vii) other Investments not exceeding $50,000,000 at any time outstanding.

ARTICLE 7
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1 Any representation or warranty made or deemed made by the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2 Nonpayment of principal of any Loan when due, nonpayment of any Reimbursement Obligation within two Business Days after the same becomes due (provided that the Borrower receives notice of the existence of such Reimbursement Obligation), or nonpayment of any interest, fee or other obligation under any of the Loan Documents within five days after the same becomes due.

7.3 The breach by the Borrower of any of the terms or provisions of Section 6.1, 6.6, 6.7, 6.11, 6.12, 6.13 or 6.15.

7.4 The breach by the Borrower (other than a breach which constitutes a Default under another Section of this Article 7) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty days after written notice from the Administrative Agent or any Lender.

7.5 Failure of the Borrower and/or any Subsidiaries to pay when due any Indebtedness aggregating in excess of $25,000,000, or the equivalent thereof in any currencies (“Material Indebtedness”); or the default by the Borrower and/or any Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, or any other event shall occur or condition exist, if the effect of such default, event or condition is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of the Borrower and/or any Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or the Borrower or any of its Subsidiaries shall not pay, or shall admit in writing its inability to pay, its debts generally as they become due.

7.6 The Borrower or any Significant Subsidiary shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to or acquiesce in the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any of its Property that, when combined with the Property of any of its Subsidiaries that is also the subject of any such action or acquiescence, constitutes a Substantial Portion of the Property of it and its Subsidiaries, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate, partnership or similar action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7 Without the application, approval or consent of the Borrower or any Significant Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or such Significant Subsidiary or any of its Property that, when combined with the Property of any of such Person’s Subsidiaries that is also the subject of any such appointment, constitutes a Substantial Portion of the Property of such Person and its Subsidiaries, or a proceeding described in Section 7.6(iv) shall be instituted against the Borrower or any Significant Subsidiary, and such appointment continues undischarged, or such proceeding continues undismissed or unstayed, for a period of 60 consecutive days.

7.8 Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Borrower or any Significant Subsidiary which, when taken together with all other Property of such Person and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion of the Property of such Person and its Subsidiaries.

7.9 The Borrower and/or any Subsidiaries, as applicable, shall fail within 60 days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money in excess of $25,000,000 (or the equivalent thereof in any currencies) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith.

7.10 The Borrower and/or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Borrower, any Subsidiary or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.11 Any Change in Control shall occur.

7.12 The Borrower and/or any ERISA Affiliates thereof incur any liability to the PBGC pursuant to Title IV of ERISA (other than liability for premium payments which are paid when due) or to a Benefit Plan in excess of $10,000,000 in the aggregate pursuant to Title IV of ERISA, or the Borrower and/or any ERISA Affiliates thereof incur, or receive notice of, any withdrawal liability pursuant to Title IV of ERISA to or from a Benefit Plan or Multiemployer Benefit Plan (determined as of the date of notice of such withdrawal liability) in excess of $10,000,000 in the aggregate.

7.13 Any of the following events occurs with respect to any Benefit Plan of the Borrower or any ERISA Affiliate thereof: (a) a Reportable Event, (b) the failure to make a required installment or other payment (within the meaning of section 302(f) of ERISA), (c) the appointment of a trustee to administer any such Benefit Plan, (d) the institution by the PBGC of proceedings to terminate any such Benefit Plan, (e) the implementation by the Borrower or any ERISA Affiliate thereof of any steps to terminate any such Benefit Plan, or (f) the receipt of notice by the Borrower or any ERISA Affiliate thereof that any Multiemployer Benefit Plan is in reorganization or is insolvent and, in the case of any event described in clauses (a) through (f) above, such occurrence, individually or together with all other such occurrences, subjects the Borrower and/or any ERISA Affiliates thereof to liability in excess of $25,000,000 in the aggregate.

ARTICLE 8
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1 Acceleration.

(i) If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower, the obligations of the Lenders to make Revolving Loans hereunder, the obligation of the Swingline Lender to make Swingline Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate, and the Obligations (including the obligation to provide cash collateral pursuant to the last sentence of Section 2.16.1) shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer, the Swingline Lender or any Lender. If any other Default occurs and is continuing, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may terminate or suspend the obligations of the Lenders to make Revolving Loans hereunder, the obligation and the power of the Swingline Lender to make Swingline Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon such obligations of the Lenders, such obligation and power of the Swingline Lender and such obligation and power of the LC Issuers shall be terminated or suspended and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives.

(ii) If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Revolving Loans hereunder, the obligation and the power of the Swingline Lender to make Swingline Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs as a result of any Default (other than any Default described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2 Amendments. Neither this Agreement nor any provision hereof may be waived, amended or otherwise modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or Reimbursement Obligation or the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby (and the Swingline Lender, if affected thereby), (iii) postpone the scheduled date of payment of the principal amount of any Loan or Reimbursement Obligation, any interest thereon or any fees payable hereunder, reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby (and the Swingline Lender, if affected thereby), (iv) change Section 11.2 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section, the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; further provided that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or any LC Issuer or Arranger hereunder without the prior written consent of the Administrative Agent, Swingline Lender or such LC Issuer or Arranger, as the case may be.

8.3 Preservation of Rights. No delay or omission of any Lender, the Swingline Lender, any LC Issuer or the Administrative Agent to exercise any right under this Agreement or any Note shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrower to satisfy any other condition precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation whatsoever of the terms, conditions or provisions of this Agreement or any Note shall be valid unless in a writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or afforded by law shall be cumulative and shall be available to the Administrative Agent, the Swingline Lender, the LC Issuers and the Lenders until the Obligations have been paid in full and the Commitments have terminated.

ARTICLE 9
GENERAL PROVISIONS

9.1 Survival of Representations. All representations and warranties of the Borrower contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

9.2 Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no LC Issuer, Swingline Lender or Lender shall be obligated to extend credit to the Borrower in violation of any applicable statute or regulation.

9.3 Headings. Section headings in this Agreement are for convenience of reference only and shall not govern the interpretation of any of the provisions hereof.

9.4 Entire Agreement. This Agreement embodies the entire agreement and understanding among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Borrower, the Administrative Agent, the LC Issuers, the Swingline Lender and the Lenders relating to the subject matter hereof, except as specifically contemplated hereby. The Borrower acknowledges that no oral agreement or oral commitment to lend money, extend credit or forbear from enforcing repayment of a debt is enforceable under the law of the State of Washington.

9.5 Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint, and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided that the parties hereto expressly agree that the Arrangers shall enjoy the provisions of Sections 9.6, 9.9 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on their own behalf and in their own names to the same extent as if they were parties to this Agreement.

9.6 Expenses; Indemnification.

(i) The Borrower shall reimburse the Administrative Agent and each Arranger for their reasonable costs, internal charges and reasonable out-of-pocket expenses (including, in the case of the Administrative Agent, reasonable fees, time charges and expenses of attorneys for the Administrative Agent, including attorneys that are employees of the Administrative Agent) paid or incurred by the Administrative Agent or either Arranger in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including via the Internet), amendment and modification of the Loan Documents and the review and administration of the Loan Documents in connection with any request made by the Borrower; provided that the Borrower shall only be required to reimburse the Administrative Agent for the fees and expenses of one law firm, subject to the limitations agreed to by the Borrower and the Administrative Agent. The Borrower also agrees to reimburse the Administrative Agent, the LC Issuers, the Swingline Lender, the Arrangers and the Lenders for their reasonable costs, internal charges and reasonable out-of-pocket expenses (including reasonable fees, time charges and expenses of attorneys for the Administrative Agent, the LC Issuers, the Swingline Lender, the Arrangers and the Lenders, including attorneys that are employees of the Administrative Agent, the LC Issuers, the Swingline Lender, the Arrangers or the Lenders) paid or incurred by the Administrative Agent, the Swingline Lender, any LC Issuer, either Arranger or any Lender in connection with the collection and enforcement of the Loan Documents during the existence of any Default, including in connection with any proceeding described in Section 7.6 or 7.7.

(ii) The Borrower hereby further agrees to indemnify the Administrative Agent, each LC Issuer, the Swingline Lender, each Arranger, each Lender, their respective Affiliates, and each of their directors, officers, agents and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor, whether or not the Administrative Agent, the Swingline Lender, any LC Issuer, either Arranger, any Lender or any such Affiliate is a party thereto) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or thereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that any such losses, claims, damages, penalties, judgments, liabilities or expenses are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7 Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8 Severability of Provisions. Any provision of this Agreement or any Note that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.9 Nonliability of Lenders. The relationship between the Borrower on the one hand and the Lenders, the Swingline Lender, the LC Issuers, the Arrangers and the Administrative Agent on the other hand shall be solely that of borrower and lender. Neither the Administrative Agent nor any LC Issuer, Lender, Swingline Lender or Arranger shall have any fiduciary responsibilities to the Borrower. Neither the Administrative Agent nor any LC Issuer, Lender, Swingline Lender or Arranger undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations. The Borrower agrees that neither the Administrative Agent nor any LC Issuer, Lender, Swingline Lender or Arranger shall have any liability to the Borrower (whether sounding in tort, contract or otherwise) for losses suffered by the Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the Administrative Agent nor any LC Issuer, Lender, Swingline Lender or Arranger shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.10 Confidentiality. Each of the Administrative Agent, the Lenders, the Swingline Lender and the LC Issuers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of the Information and instructed to keep the Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document, any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (a) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (b) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the consent of the Borrower or (viii) to the extent such Information (a) becomes publicly available other than as a result of a breach of this Section or (b) becomes available to the Administrative Agent, any Lender, the Swingline Lender, any LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Swingline Lender, any Lender or any LC Issuer on a nonconfidential basis before disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information either is financial information or is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person exercises the same degree of care to maintain the confidentiality of the Information as a Person acting in the capacity of such Person in connection with this Agreement (i.e., as administrative agent, a lender, a letter of credit issuer or as described in clause (i) above) would customarily accord to its own confidential information.

9.11 Non-Reliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.12 Disclosure. The Borrower and each Lender hereby (i) acknowledge and agree that Wachovia and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates, and (ii) waive any liability of Wachovia and/or its Affiliates to the Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships, other than liabilities arising out of the gross negligence or willful misconduct of Wachovia and/or its Affiliates.

9.13 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.

9.14 Amendment and Restatement of Original Agreement. This Agreement amends and restates in its entirety the Original Agreement, reflects the addition of Lenders and reflects an increase in the Aggregate Commitment. Within five Business Days of the date of this Agreement, each Lender to which a promissory note under the Original Agreement was executed and delivered by the Borrower shall deliver such promissory note to the Administrative Agent for cancellation by the Administrative Agent and prompt delivery to the Borrower. Notwithstanding the foregoing, any such Lender that has requested that its Revolving Loans be evidenced by a Revolving Note pursuant to the provisions of Section 2.10(iv) shall not be required to deliver any promissory note issued pursuant to the Original Agreement prior its receipt of such Revolving Note.

9.15 Acknowledgments. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees and acknowledges its Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each of the Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent nor either Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or either Arranger has advised or is currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent nor either Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor either Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (iv) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

9.16 Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

ARTICLE 10
THE ADMINISTRATIVE AGENT

10.1 Appointment; Nature of Relationship. Wachovia is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article 10. Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of the term “secured party” as defined in the New York Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2 Powers. The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3 General Immunity. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4 No Responsibility for Loans, Recitals, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for, or have any duty to ascertain, inquire into or verify, (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including any agreement by an obligor to furnish information directly to each Lender; (iii) the satisfaction of any condition specified in Article 4, except receipt of items required to be delivered solely to the Administrative Agent; (iv) the existence or possible existence of any Default or Unmatured Default; (v) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; or (vi) the financial condition of the Borrower or any guarantor of any of the Obligations or of any of the Borrower’s or any such guarantor’s respective Subsidiaries. The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5 Action on Instructions of Lenders. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6 Employment of Agents and Counsel. The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7 Reliance on Documents; Counsel. The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper, electronic message or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8 Administrative Agent’s Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination), to the extent not reimbursed or indemnified by the Borrower, (i) for any amounts for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents; provided that (a) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (b) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Unmatured Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10 Rights as Lender. In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any Subsidiary in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person. The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender, and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, either Arranger or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12 Successor Administrative Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders with the consent of the Borrower (so long as no Default or Unmatured Default exists), which consent shall not be unreasonably withheld or delayed, shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time, without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder, and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article 10 shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 10.12, then the term “Reference Rate” as used in this Agreement shall mean the reference rate, prime rate, corporate base rate or other analogous rate of the new Administrative Agent.

10.13 Administrative Agent’s Fee. The Borrower agrees to pay to the Administrative Agent, for its own account, (i) an annual administrative agent’s fee in the amount of $12,500, payable on the Closing Date and on each anniversary thereof, and (ii) such other fees as may be agreed to by the Borrower and the Administrative Agent from time to time.

10.14 Delegation to Affiliates. The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles 9 and 10.

10.15 Other Agents. No Lender or Affiliate thereof identified on the facing page of this Agreement or otherwise herein, or in any amendment hereof or other document related hereto, as being the “Syndication Agent” or a “Co-Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Each Lender acknowledges that it has not relied, and will not rely, on any Person so identified in deciding to enter into this Agreement or in taking or refraining from taking any action hereunder or pursuant hereto.

ARTICLE 11
SETOFF; PAYMENTS

11.1 Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Required Lenders determine that the Borrower is insolvent, however evidenced, or any Default occurs and is continuing, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower, may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2 Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for the Obligations owed thereto or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Share of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE 12
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1 Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents and (ii) any assignment by any Lender of its rights and obligations under the Loan Documents must be made in compliance with Section 12.3. The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank; provided that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3. The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person that, at the time of making such request or giving such authority or consent, is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof) shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2 Participations.

12.2.1 Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents; provided that such Lender shall promptly provide written notice of such sale to the Borrower. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which (i) forgives principal, interest, fees or any Reimbursement Obligation, (ii) reduces the interest rate or fees payable with respect to any such Credit Extension or Commitment, (iii) extends the Facility Termination Date, (iv) postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Credit Extension or Commitment, (v) releases any guarantor of any such Credit Extension or (vi) releases all or substantially all of the collateral, if any, securing any such Credit Extension.

12.2.3 Benefit of Setoff. The Borrower agrees that each Participant shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender. The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3; provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2, 3.4 or 3.5 than the Lender which sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3 Assignments.

12.3.1 Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents (a “Lender Assignment”). Such Lender Assignment shall be substantially in the form of Exhibit E or in such other form as may be agreed to by the parties thereto. The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided that if a Default has occurred and is continuing, the consent of the Borrower shall not be required. Such consents shall not be unreasonably withheld or delayed. Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $5,000,000 or (ii) the remaining amount of the assigning Lender’s Commitment (calculated as at the date of such assignment) or outstanding Revolving Loans (if the applicable Commitment has been terminated).

12.3.2 Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in North Carolina a copy of each Lender Assignment delivered to it and a register for the recording of the names and addresses of the Lenders and their Commitments and Outstanding Credit Exposures pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.3.3 Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an assignment, together with any consent(s) required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent by the Purchaser or transferor Lender for processing such assignment (unless such fee is waived by the Administrative Agent), such assignment shall become effective on the effective date specified in such assignment. The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Revolving Loans assigned to such Purchaser. Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.3, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Revolving Loans be evidenced by a Revolving Note, make appropriate arrangements so that a new Revolving Note or, as appropriate, a replacement Revolving Note is issued to such transferor Lender and a new Revolving Note or, as appropriate, a replacement Revolving Note is issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.4 Tax Treatment. If any interest in any Loan Document is transferred to any Purchaser or Participant which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Purchaser or Participant, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE 13
NOTICES

13.1 Notices. Except as otherwise permitted by Section 2.11 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender, at its address or facsimile number set forth below its signature hereto (including, as applicable, on a Lender Assignment) or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, four Business Days after such communication is deposited in the mails with first-class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article 2 shall not be effective until received.

13.2 Change of Address. The Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 14
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

14.1 CHOICE OF LAW. THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS (BUT WITHOUT REGARD TO THE CONFLICT-OF-LAWS PROVISIONS) OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

14.2 CONSENT TO JURISDICTION. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY NOTE, AND THE BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, SUIT OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY LC ISSUER, ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY NOTE SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

14.3 WAIVER OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE SWINGLINE LENDER, ANY LC ISSUER AND EACH LENDER HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP ESTABLISHED HEREUNDER OR THEREUNDER.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT BLANK INTENTIONALLY.]

IN WITNESS WHEREOF, the Borrower, the Lenders, the Swingline Lender, the LC Issuers and the Administrative Agent have executed this Agreement as of the date first above written.

PUGET SOUND ENERGY, INC.
By: /s/Donald E. Gaines
Name: Donald E. Gaines
Title: Vice President Finance & Treasurer

Puget Sound Energy, Inc.
P.O. Box 97034 PSE-08N
Bellevue, WA 98009-9734
Attention: Assistant Treasurer
Telephone: 425-462-3451
FAX: 425-462-3490

For Courier Deliveries:
10885 NE 4th Street PSE-08N
Bellevue, WA 98004-5591

WACHOVIA BANK, NATIONAL ASSOCIATION, Individually, as Administrative Agent, Swingline Lender and as LC Issuer

By: /s/Frederick W. Price
Name: Frederick W. Price
Title: Managing Director

Operations Contact:
Wachovia Bank, National Association
201 S. College St., CP-8
Charlotte, NC 28288-0680
Attention: Syndication Agency Services
Telephone: 704-383-1366
FAX: 704-383-0288

Credit Contact:
Wachovia Bank, National Association
301 South College St., 6th Floor
Charlotte, NC 28288
Attention: Rick Price, Managing Director
Telephone: 704-374-4062
FAX: 704-374-4793
E-mail: rick.price@wachovia.com

CITIBANK, N.A.

By: /s/Scott Hancock
Name: Scott Hancock
Title: Vice President

Operations Contact:
Citbank, N.A.
2 Penns Way, Suite 110
New Castle, DE 19720
Attention: Diane Stewart
Telephone: 302-894-6035
FAX: 212-994-0847
E-mail: patricia.d.stewart@citigroup.com

Credit Contact:
Citibank, N.A.
388 Greenwich Street
21st Floor - Global Power
New York, NY 10013
Attention: Todd Davis, Director
Telephone: 212-816-8553
FAX: 646-291-5184
E-mail: todd.c.davis@citigroup.com

JPMORGAN CHASE BANK

By: /s/Michael J. DeForge
Name: Michael J. DeForge
Title: Executive Director

Primary Operations Contact:
JPMorgan Chase Bank
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Claudette Reid
Telephone: 713-750-2355
FAX: 713-427-6307
E-mail: claudette.a.reid@jpmchase.com

Alternate Operations Contact:
JPMorgan Chase Bank
1111 Fannin Street, 10th Floor
Houston, TX 77002
Attention: Jaime Garcia
Telephone: 713-750-2377
FAX: 713-427-6307
E-mail: jaime.e.garcia@jpmchase.com

Credit Contact:
JPMorgan Chase Bank
270 Park Ave., 4th Floor
New York, NY 10017
Attention: Michael J. DeForge, Vice President
Telephone: 212-270-1656
FAX: 212-270-3089
E-mail: michael.j.deforge@jpmorgan.com

UNION BANK OF CALIFORNIA, N.A.

By: /s/Efrain Soto
Name: Efrain Soto
Title: Vice President

Operations Contact:
Union Bank of California, N.A.
CLSO, Commercial Loan Operations
601 Potrero Grande, 2nd Floor
Monterey Park, CA 91754
Attention: Maria Suncin
Telephone: 323-720-2679
FAX: 323-724-6198
E-mail: maria.suncin@uboc.com

Credit Contact:
Union Bank of California, N.A.
445 South Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attention: Kevin Zitar, Senior Vice President
Telephone: 213-236-5503
FAX: 213-236-4096
E-mail: kevin.zitar@uboc.com

KEYBANK NATIONAL ASSOCIATION

By: /s/Keven D. Smith
Name: Keven D. Smith
Title: Senior Vice President

Operations Contact:
KeyBank National Association
127 Public Square
Cleveland, OH 44114
Attention: Teresa K. Hockey, Deal Administrator
Telephone: 216-689-4605
FAX: 216-689-5962
E-mail: teresa_k_hockey@Keybank.com

Credit Contact:
KeyBank National Association
601 108th Avenue, NE
Bellevue, WA 98004
Attention: Keven D. Smith, Senior Vice President
Telephone: 425-709-4579
FAX: 425-709-4565

LEHMAN BROTHERS BANK, FSB

By: /s/Janine M. Shugan
Name: Janine M. Shugan
Title: Authorized Signatory

Operations Contact:
Lehman Brothers Bank, FSB
745 7th Avenue, 16th Floor
New York, NY 10019
Attention: Winnie Chin
Telephone: 212-526-6560
FAX: 212-520-0450
E-mail: loaniqservicing@lehman.com

Credit Contact:
Lehman Brothers Bank, FSB
745 7th Avenue, 5th Floor
New York, NY 10019
Attention: Janine Shugan
Telephone: 212-526-8625
FAX: 917-552-0139

MORGAN STANLEY BANK

By: /s/Daniel Twenge
Name: Daniel Twenge
Title: Authorized Signatory

Operations Contact:
Morgan Stanley Bank
1633 Broadway, 25th Floor
New York, NY 10019
Attention: Larry Benison
Telephone: 212-537-1312
FAX: 212-537-1867
E-mail: larry.benison@morganstanley.com

Credit Contact:
Morgan Stanley Bank
1633 Broadway, 25th Floor
New York, NY 10019
Attention: Erma Dell’Aquila
Telephone: 212-816-8553
FAX: 212-537-1867
E-mail: erma.dell’Aquila@morganstanley.com

UBS LOAN FINANCE LLC

By: /s/Richard L. Tavrow
Name: Richard L Tavrow
Title: Director, Banking Products Services, US

By: /s/Mary E. Evans
Name: Mary E. Evans
Title: Associate Director, Banking Products Services, US

Operations Contact:
UBS Loan Finance LLC
677 Washington Boulevard, 6th Floor
Stamford, CT 06901
Attention: David Vitti
Telephone: 203-719-5968
FAX: 203-719-3888
E-mail: david.vitti@ubs.com

Credit Contact:
UBS Loan Finance LLC
677 Washington Boulevard, 6th Floor
Stamford, CT 06901
Attention: David Vitti
Telephone: 203-719-5968
FAX: 203-719-3888
E-mail: david.vitti@ubs.com

THE BANK OF NEW YORK

By: /s/Jesus Williams
Name: Jesus Williams
Title: Vice President

Operations Contact:
The Bank of New York
One Wall Street, 19th Floor
New York, NY 10286
Attention: Lisa Williams
Telephone: 212-635-7535
FAX: 212-635-7552
E-mail: lwilliams@bankofny.com

Credit Contact:
The Bank of New York
One Wall Street, 19th Floor
New York, NY 10286
Attention: Jesus M. Williams
Telephone: 212-635-7609
FAX: 212-635-7923

THE BANK OF NOVA SCOTIA

By: /s/Jim Trimble
Name: Jim Trimble
Title: Managing Director

Operations Contact:
The Bank of Nova Scotia
720 King Street 2nd Floor
Toronto, Ontario M5V 2T3
Attention: Vesna Vukelich
Telephone: 212-225-5705
FAX: 212-225-5709
E-mail: Vesna_Vukelich@scotiacapital.com

Credit Contact:
The Bank of Nova Scotia
One Liberty Plaza
New York, NY 10006
Attention: Polina Gerasimova
Telephone: 212-225-5395
FAX: 212-225-5480

U.S. BANK NATIONAL ASSOCIATION

By: /s/David M. Purcell
Name: David M. Purcell
Title: Vice President

Operations Contact:
U.S. Bank National Association
1420 Fifth Avenue, 10th Floor, PD-WA-T10C
Seattle, WA 98101
Attention: Gail Fortun
Telephone: 206-587-5212
FAX: 206-344-3741
E-mail: gail.fortun@usbank.com

Credit Contact:
U.S. Bank National Association
1420 Fifth Avenue, 10th Floor, PD-WA-T10M
Seattle, WA 98101
Attention: Kurban H. Merchant, Vice President
Telephone: 206-344-3769
FAX: 206-344-3654
E-mail: kurbanali@usbank.com

WELLS FARGO BANK, N.A.

By: /s/Lisa Larpenteur
Name: Lisa Larpenteur
Title: Vice President, Relationship Manager

Operations Contact:
Wells Fargo Bank, N.A.
201 Third Street, 8th Floor
San Francisco, CA 94103
Attention: Tessie Melgar
Telephone: 415-477-5260
FAX: 415-975-6770
E-mail: zmelgar@wellsfargo.com

Credit Contact:
Wells Fargo Bank, N.A.
1300 SW Fifth Avenue, 7th Floor
Portland, OR 97201
Attention: Lisa Larpenteur
Telephone: 503-886-2216
FAX: 503-886-2211
E-mail: larpenlm@wellsfargo.com

SCHEDULE 1

PRICING SCHEDULE

S&P RATING / MOODY’S RATING	>A-/A3	BBB+/Baa1	BBB/Baa2	BBB-/Baa3	<BBB-/Baa3
Applicable Eurodollar Margin	0.250%	0.350%	0.450%	0.525%	0.700%
Applicable Commitment Fee Rate	0.060%	0.080%	0.100%	0.125%	0.175%
Applicable Utilization Fee Rate	0.050%	0.050%	0.050%	0.100%	0.100%
Applicable LC Fee Rate	0.250%	0.350%	0.450%	0.525%	0.700%

The Applicable Eurodollar Margin, the Applicable Commitment Fee Rate, the Applicable Utilization Fee Rate and the Applicable LC Fee Rate shall be determined in accordance with the foregoing table based on the Borrower’s then-current Moody’s and S&P Ratings. The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.

“Moody's Rating” means, at any time, the rating issued by Moody's Investors Service, Inc. and then in effect with respect to the Borrower’s Issuer Rating.

“S&P Rating” means, at any time, the rating issued by Standard and Poor's Rating Services, a division of The McGraw Hill Companies, Inc., and then in effect with respect to the Borrower’s Corporate Credit Rating.

If the Borrower is split-rated and the ratings differential is one level, the better rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the intermediate rating at the midpoint will apply. If there is no midpoint, the higher of the intermediate ratings will apply.

SCHEDULE 2

COMMITMENTS

Lender	Commitment

Wachovia Bank, National Association	$60,000,000
Citibank, N.A.	$60,000,000
JPMorgan Chase Bank	$45,000,000
Union Bank of California, N.A.	$45,000,000
KeyBank National Association	$45,000,000
Lehman Brothers Bank, FSB	$35,000,000
Morgan Stanley Bank	$35,000,000
UBS Loan Finance LLC	$35,000,000
The Bank of New York	$35,000,000
The Bank of Nova Scotia	$35,000,000
U.S. Bank National Association	$35,000,000
Wells Fargo Bank, N.A.	$35,000,000

Total	$500,000,000

SCHEDULE 5.10

FINANCIAL STATEMENTS

The financial statements included in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission.

SCHEDULE 5.13

SUBSIDIARIES

All listed subsidiaries are 100% owned, directly or indirectly, by the Borrower.

1.	Puget Western, Inc., a Washington corporation, is a real estate investment and development company. Address: 19515 North Creek Parkway, Suite 310, Bothell, Washington 98011.

2.
Hydro Energy Development Corp., a Washington corporation, is the holding company for a small non-utility wholesale generator, Black Creek Hydro, Inc. Black Creek Hydro, Inc.’s only asset is a small hydroelectric power plant licensed by the Federal Energy Regulatory Commission in the Pacific Northwest. Address: 10885 NE 4th Street, Suite 800, Bellevue, Washington 98004.

3.	WNG Cap I, Inc., a Washington corporation, markets surplus pipeline capacity on behalf of the Borrower. Address: 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004.

4.
PSE Funding, Inc., a Washington corporation, was formed for the purpose of purchasing accounts receivable, both billed and unbilled, of customers of the Borrower. Address: 10885 NE 4th Street, Suite 1200, Bellevue, Washington 98004.

SCHEDULE 6.10

EXISTING LIENS

Secured Party	Description of Lien

BLC Corporation	All property agreed to under Master Lease Agreement dated September 1, 1988

Cascade A & E Supplies Co.	Xerox Digital Plotter

Fleet Business Credit	3830-36 Symmetrix and related equipment

IOS Capital LLC	Equipment under Master Lease Agreement

Vestas-American
Wind Technology, Inc.	Turbine Equipment

SCHEDULE 6.15

EXISTING INVESTMENTS

Investments by Borrower (excluding investments in Subsidiaries)

Non-Utility Property	$2,500,000
Company Owned Life Insurance	54,500,000
Miscellaneous Notes Receivable	2,400,000
Total	$59,400,000

Investments by Subsidiaries

Puget Western Inc.
Miscellaneous Notes Receivable	$14,200,000
Investment in Kinetic Ventures	2,000,000
Other Investments	44,000,000
Total	$60,200,000

Hydro Energy Development Corp.
Investment in Black Creek Hydro	$5,400,000

Total Investments	$125,000,000

EXHIBIT A

REVOLVING NOTE

U.S.$________                                                                                        __________, 200_

For value received, PUGET SOUND ENERGY, INC., a Washington corporation (the “Borrower”), hereby promises to pay to the order of ______________________________ (the “Lender”), on or before the Facility Termination Date (as defined in the Credit Agreement referred to below), the principal amount of ______________________________ United States dollars (U.S.$__________) or, if less, the aggregate principal amount of all Revolving Loans (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement, when used herein, have the respective meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan, from the date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America, in immediately available funds, to Wachovia Bank, National Association, a national banking association, as administrative agent (the “Administrative Agent”), at its office located at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680 or as otherwise directed by the Administrative Agent. Each Revolving Loan and all payments made on account of the principal thereof shall be recorded by the Lender and, before any transfer hereof, endorsed on the schedule attached hereto, which is part of this Revolving Note.

This Revolving Note is one of the “Revolving Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of March 29, 2007 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender and the other financial institutions party thereto and Wachovia Bank, National Association, as Administrative Agent and as Swingline Lender and LC Issuer. The Credit Agreement, among other things, (a) provides for the making of revolving loans (the “Revolving Loans”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed the U.S.-dollar amount first set forth above, the indebtedness of the Borrower resulting from each Revolving Loan being evidenced by this Revolving Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof before the maturity hereof upon the terms and conditions specified therein.

To the extent permitted by law, the Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

The Borrower has caused this Revolving Note to be executed by its duly authorized representative as of the date first written above.

PUGET SOUND ENERGY, INC.

By: ________________________
Name: ______________________
Title: _______________________

SCHEDULE TO REVOLVING NOTE

	Amount	Amount of Principal Paid	Unpaid Principal	Notation
Date	of Loan	or Prepaid	Balance	Made By

EXHIBIT B

BORROWING NOTICE

__________, 200_

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement
referred to below
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680

Ladies and Gentlemen:

The undersigned, Puget Sound Energy, Inc., a Washington corporation, refers to the Amended and Restated Credit Agreement dated as of March 29, 2007 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the undersigned, the lenders referred to therein and Wachovia Bank, National Association, a national banking association, as Administrative Agent and as Swingline Lender and LC Issuer. Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein. Pursuant to Section [2.2.3][2.18.2] of the Credit Agreement, the undersigned hereby requests a [Revolving Loan][Swingline Loan] under the Credit Agreement and in that connection sets forth below the information relating to such [Revolving Loan][Swingline Loan] (the “Proposed Loan”), as required by Section [2.2.3][2.18.2] of the Credit Agreement.

1. The date of the Proposed Loan is __________, 200_.

2. The aggregate amount of the Proposed Loan is $_______________.

3. The Proposed Loan will be composed of [Floating Rate Loans] [LIBOR Market Index Rate Loans] [Eurodollar Loans].

[4. The initial Interest Period for the Eurodollar Loans composing the Proposed Loan is __________ month[s].]

The undersigned hereby certifies that the following statements are true on the date hereof and will be true on the date of the Proposed Loan:

(a) no event has occurred and is continuing, or would result from the Proposed Loan or from the application of the proceeds thereof, that constitutes a Default or an Unmatured Default; and

(b)  the representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the date hereof and will be true and correct on the date of the Proposed Loan, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

Very truly yours,

PUGET SOUND ENERGY, INC.

By: _______________________
Name: _____________________
Title: ______________________

EXHIBIT C

CONVERSION/CONTINUATION NOTICE

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement
referred to below
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680

Ladies and Gentlemen:

The undersigned, Puget Sound Energy, Inc., a Washington corporation, refers to the Amended and Restated Credit Agreement dated as of March 29, 2007 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the undersigned, the lenders referred to therein and Wachovia Bank, National Association, a national banking association, as Administrative Agent (in such capacity, the “Administrative Agent”) and as Swingline Lender and LC Issuer. Terms defined in the Credit Agreement and not otherwise defined herein have the same respective meanings when used herein.

The undersigned hereby notifies the Administrative Agent pursuant to the Credit Agreement that the undersigned elects to [convert Floating Rate Loans into Eurodollar Loans] [convert Swingline Loans from Floating Rate Loans into LIBOR Market Index Rate Loans] [convert Swingline Loans from LIBOR Market Index Rate Loans into Floating Rate Loans] [continue all or a portion of an outstanding Eurodollar Loan as a Eurodollar Loan] and in that connection sets forth below the information relating to such [conversion] [continuation], as required by the Credit Agreement.

[Conversion:

1.   The date of such conversion is __________, 200_.

2.   Revolving Loans that are Floating Rate Loans in the aggregate principal amount of $_______________ are to be converted into Eurodollar Loans.

3. Swingline Loans in the aggregate principal amount of $   are to be converted from [Floating Rate Loans][LIBOR Market Index Rate Loans] into [Floating Rate Loans][LIBOR Market Index Rate Loans].

4.  The Interest Period for the new Eurodollar Loan is ______ month[s].]

[Continuation:

1. The date of such continuation is __________, 200_.

2. The Eurodollar Loan to be continued, in whole or in part, is in the aggregate principal amount of $__________ and was made on __________, 200_.

3. [The entire] [$__________ in aggregate] principal amount of such Eurodollar Loan is to be continued as a Eurodollar Loan.

4. The Interest Period for the Eurodollar Loan to be continued is _____ month[s].]

No Default or Unmatured Default has occurred and is continuing or would result from giving effect to the election to [convert] [continue] Loans made hereby.

Very truly yours,

PUGET SOUND ENERGY, INC.

By: _____________________
Name: ___________________
Title: ____________________

EXHIBIT D

COMPLIANCE CERTIFICATE

The undersigned ____________________, the ____________________ of Puget Sound Energy, Inc., a Washington corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement dated as of March 29, 2007 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the financial institutions party thereto as lenders (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent for the Lenders (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Credit Agreement. The undersigned hereby certifies as to the accuracy of the information set forth below as of __________, 200_ (the “Compliance Date”).

Debt to Capitalization Ratio

(a) Consolidated Indebtedness $_______

(b) Total Capitalization  $_______

Ratio of a. to b.:  _____ : 1.0

(Section 6.11 of the Credit Agreement requires that the Borrower not permit the principal amount of Consolidated Indebtedness to exceed 65% of Total Capitalization as of the last day of any fiscal quarter.)

As of the Compliance Date, the undersigned represents and warrants to the Lenders and the Administrative Agent that: (a) no event has occurred and is continuing that constitutes a Default or an Unmatured Default; and (b) the representations and warranties contained in Article 5 of the Credit Agreement are true and correct as of the Compliance Date and as of the date hereof, except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty was true and correct on and as of such earlier date.

The undersigned has executed this Certificate as of __________, 200_.

Name:_____________________
                                Title:______________________

EXHIBIT E

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption is dated as of the Effective Date set forth below and is entered into by and between _________________________ (the “Assignor”) and __________ _______________ (the “Assignee”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto, to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under its Commitment (including, without limitation, any participations of the Assignor in Swingline Loans and Facility LCs), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment are without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:  ______________________________

2. Assignee:  ______________________________
[an Affiliate of [identify Lender]]1

3. Borrower:  Puget Sound Energy, Inc., a Washington corporation

4. Administrative
Agent:   Wachovia Bank, National Association (“Wachovia”), in such capacity

5. Credit Agreement: Credit Agreement dated as of March 29, 2007 among the Borrower, the financial institutions party thereto as Lenders, and Wachovia, as Administrative Agent and as Swingline Lender and LC Issuer

6.  Assigned Interest:

Aggregate Amount of Commitments of all Lenders	Amount of Commitment Assigned[2]	Percentage Assigned of Commitments[3]	CUSIP Number

$	$	%

[7. Trade Date:  ______________]4

Effective Date: __________, 200_ [To be inserted by the Administrative Agent and to be the effective date of recordation of transfer in the Register.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR]

By: _______________________
Name: _____________________
Title: ______________________

[NAME OF ASSIGNEE]

By: _______________________
Name: _____________________
Title: ______________________

Consented to and accepted:

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By: _____________________
Name: ___________________
Title: ____________________

[Consented to:]5

PUGET SOUND ENERGY, INC.

By: _____________________
Name: ___________________
Title: ____________________

  ______________
[1]	Select as applicable.
[2]	Amount to be adjusted by the counterparties to take into account any commitment reductions made between the Trade Date and the Effective Date.
[3]	Set forth, to at least nine decimals, as a percentage of the Commitments of all Lenders.
[4]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.
[5]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1
to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) none of the consideration used to make the purchase of the Assigned Interest under this Assignment and Assumption constitutes “plan assets” as defined under ERISA, and the rights and interests of the Assignee in and under the Loan Documents will not be “plan assets” under ERISA, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.9 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including, without limitation, payments of principal, interest and fees) to the Assignor for amounts that have accrued to but excluding the Effective Date and to the Assignee for amounts that have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT F

ACCOUNT DESIGNATION LETTER

March __, 2007

Wachovia Bank, National Association, as Administrative Agent
under the Credit Agreement
referred to below
Charlotte Plaza
201 South College Street, CP-8
Charlotte, North Carolina 28288-0680

Attn: Syndication Agency Services

Ladies and Gentlemen:

This Account Designation Letter is delivered to you by Puget Sound Energy, Inc. (the “Borrower”), a Washington corporation, pursuant to Section 4.1 of the Amended and Restated Credit Agreement dated as of March 29, 2007 (as amended, restated or otherwise modified, the “Credit Agreement”) by and among the Borrower, the Lenders from time to time party thereto and Wachovia Bank, National Association, as Administrative Agent (the “Administrative Agent”).

The Administrative Agent is hereby authorized to disburse all Loan proceeds into the following account, unless the Borrower shall designate, in writing to the Administrative Agent, one or more other accounts:

[INSERT Name of Bank/
ABA Routing Number/
and Account Number]

IN WITNESS WHEREOF, the undersigned has executed this Account Designation Letter this __ day of March, 2007.
PUGET SOUND ENERGY, INC.

By: ______________________
Name: ____________________
Title: _____________________

EXHIBIT G

SWINGLINE NOTE

U.S.$50,000,000March __, 2007

For value received, PUGET SOUND ENERGY, INC., a Washington corporation (the “Borrower”), hereby promises to pay to the order of WACHOVIA BANK, NATIONAL ASSOCIATION, as Swingline Lender under the Credit Agreement referred to below (the “Lender”), on or before the Facility Termination Date (as defined in the Credit Agreement referred to below), the principal amount of Fifty Million United States dollars (U.S.$50,000,000) or, if less, the aggregate principal amount of all Swingline Loans (as defined below) made by the Lender to the Borrower pursuant to the Credit Agreement. Unless otherwise defined herein, terms defined in the Credit Agreement, when used herein, have the respective meanings assigned to them in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Swingline Loan, from the date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America, in immediately available funds, to Wachovia Bank, National Association, a national banking association, as administrative agent (the “Administrative Agent”), at its office located at Charlotte Plaza, 201 South College Street, CP-8, Charlotte, North Carolina 28288-0680 or as otherwise directed by the Administrative Agent. Each Swingline Loan and all payments made on account of the principal thereof shall be recorded by the Lender and, before any transfer hereof, endorsed on the schedule attached hereto, which is part of this Swingline Note.

This Swingline Note is one of the “Swingline Notes” referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement dated as of March 29, 2007 (as it may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lender and the other financial institutions party thereto and Wachovia Bank, National Association, as Administrative Agent and as Swingline Lender and LC Issuer. The Credit Agreement, among other things, (a) provides for the making of swingline loans (the “Swingline Loans”) by the Lender to the Borrower from time to time in an aggregate amount not to exceed the U.S.-dollar amount first set forth above, the indebtedness of the Borrower resulting from each Swingline Loan being evidenced by this Swingline Note, and (b) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof before the maturity hereof upon the terms and conditions specified therein.

To the extent permitted by law, the Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of any such rights.

The Borrower has caused this Swingline Note to be executed by its duly authorized representative as of the date first written above.

PUGET SOUND ENERGY, INC.

By: _________________________
Name: _______________________
Title: ________________________

SCHEDULE TO SWINGLINE NOTE

	Amount	Amount of Principal Paid	Unpaid Principal	Notation
Date	of Loan	or Prepaid	Balance	Made By